As filed with the Securities and Exchange Commission on June 23, 2011	Registration No. ___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROPANC HEALTH GROUP CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	2834	33-0662986
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

576 Swan Street
Richmond, VIC, 3121, Australia
+61 (0)3 9208 4182
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. James Nathanielsz
576 Swan Street
Richmond, VIC, 3121, Australia
 +61 (0)3 9208 4182
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Peter J. Gennuso, Esq.
Cheryll June Calaguio, Esq.
Gersten Savage LLP
600 Lexington Avenue, 10th Floor
New York, NY  10022
(212) 752-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $0.001 par value per share(1)	14,383,174	$1.50	$21,574,761	$2,504.83
Common stock, $0.001 par value per share(3)	5,000,000	$1.50	$7,500,000	870.75
Total	19,383,174		$29,074,761	$3,375.58

(1)
The shares of our common stock being registered hereunder are being registered for sale by the selling shareholders named in the prospectus.  Under Rule 416 of the Securities Act of 1933, the shares being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends or other similar event.

(2)
The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933 on the basis of the last sales price of the Company’s common stock.

(3)	Represents shares of common stock being offered on a “best efforts” basis for the Company’s benefit.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 23, 2011

PROPANC HEALTH GROUP CORPORATION

PROSPECTUS

19,383,174 Shares of Common Stock

This prospectus relates to the sale of up to 14,383,174 shares of our common stock which may be offered by the selling shareholders identified in this prospectus on page 27 at a price of $1.50 per share until a market for our common stock develops. All such shares being sold by the selling shareholders are presently issued and outstanding.  This prospectus also relates to the sale of up to 5,000,000 shares of our common stock that we are offering on a best efforts basis for up to ninety (90) days following the date of this prospectus at a fixed price of $1.50, which may be extended by the company for up to an additional ninety (90) day period. If all shares being offered by the company are sold, we will receive an aggregate of $7,500,000, less approximately $50,000 in expenses.  No public market currently exists for the shares being offered. The shares being offered by the selling shareholders will be sold at $1.50 per share until such time as the company’s shares of common stock are quoted on the OTC Bulletin Board and thereafter at prevailing market prices. The selling shareholders will not bear any of the costs associated with the registration or offering of their shares.

We will not receive any proceeds from sales of shares of our common stock by the selling shareholders.

	public offering price	Underwriting discount and commissions	Proceeds to us*
Per share of common stock	$1.50	$0.00	$1.495
Total amount of common stock	$7,500,000	$0.00	$7,450,000
*reflects offering expenses of an aggregate of $50,000

Our common stock is presently not listed on any national securities exchange or the Nasdaq Stock Market. Subsequent to the initial filing date of this registration statement on Form S-1, in which this Prospectus is included, we intend to have an application filed on our behalf by a market maker for approval of our common stock for quotation on the Over-the-Counter Bulletin Board (“OTC-BB”) quotation system.  No assurance can be made, however, that we will be able to locate a market maker to submit such application or that such application will be approved.

The company is currently in the development stage and has no operations or revenues to date and there can be no assurance that the company will be successful in furthering its operations.  Persons should not invest unless they can afford to lose their entire investment.   Before purchasing any of the shares covered by this Prospectus, carefully read and consider the risk factors included in the section entitled “Risk Factors” beginning on Page 4.   These securities involve a high degree of risk, and prospective purchasers should be prepared to sustain the loss of their entire investment.  There is currently no public trading market for the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is June ____, 2011

You should rely only on information contained in this prospectus.  We have not authorized anyone to provide you with information that is different from that contained in this prospectus.  No selling shareholder is offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.  We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  You should read the entire prospectus carefully including the section entitled “Risk Factors” before making an investment decision.  Propanc Health Group Corporation, is referred to throughout this prospectus as “Propanc,” “we,” “our” or “us.”

Our Company

We are a research and development company whose primary activity is to develop and market new treatments for chronic diseases, such as cancer.  We have generated very limited revenue, have no cancer treatment products available to market and have no products which have reached the clinical trial stage.  We require substantial additional financing to develop our products.

In January 29, 2011, we completed an exchange offer with the shareholders of Propanc Pty Ltd. an Australian entity, which is now our operating subsidiary.  Pursuant to the exchange offer, each shareholder of Propanc Pty Ltd. received one share of our common stock, and as a result thereof, we issued an aggregate of 64,700,525 shares of our common stock the shareholders of Propanc Pty Ltd.  We had nominal assets and liabilities as of the time of the exchange offer.  All historical references in this prospectus are to Propanc Australia.  All references in this prospectus are to U.S. dollars.

Corporate Information

We are a Delaware corporation formed on November 23, 2010.  Our principal executive offices are located at 576 Swan Street, Richmond, VIC, 3121, Australia.  Our phone number is +61(0)39208-4182 and our website can be found at www.propanc.com.  The information on our website does not form a part of this prospectus.

THE OFFERING

Common stock outstanding prior to the offering:	71,915,889

Common stock offered by the selling shareholders:	14,383,174(1)

Common stock outstanding immediately following the offering:	71,915,889

Offering Period
The shares are being offered for a period of up to ninety (90) days following the date of this prospectus at a fixed price of $1.50, which may be extended by the company for up to an additional ninety (90) day period.

Use of proceeds:
We will not receive any proceeds from the sale of the shares of common stock.  The selling shareholders named herein will receive all proceeds from the sale of the shares of our common stock in this offering. Please see “Selling Shareholders” beginning on page 27.

We are offering the 5,000,000 shares of common stock on a best efforts basis at a fixed price of $1.50 per share, and accordingly we would receive gross proceeds of up to $7,500,000 assuming that all 5,000,000 shares are sold. We intend to use the net proceeds received from the sale of the 5,000,000 shares of common stock pursuant to the best efforts offering for the purpose of clinical trials, continued research and development, the expansion of our business and for general working capital.  There can be no assurance that we will sell any of such shares and accordingly may receive no proceeds from the offering.

Market for Common Stock
There is no public market for our common stock. After the effective date of the registration statement of which this prospectus is a part, we intend to try to identify a market maker to file an application on our behalf to have our common stock quoted on the Over-the-Counter Bulletin Board. In order for such applicable to be accepted, we will have to satisfy certain criteria in order for our common stock to be quoted on the Over-the-Counter Bulletin Board. We currently have no market maker that is willing to list quotations for our stock. There is no assurance that a market maker will be willing to quote our stock, that the Financial Industry Regulatory Authority or FINRA will approve such application, that a trading market will develop, or, if developed, that it will be sustained.

Dividend Policy	We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

Risk Factors:	See “Risk Factors” beginning on page 4 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	Currently issued and outstanding.

 There are no outstanding options, warrants or other rights to obtain securities of Propanc.

SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, appearing elsewhere in this prospectus.

Statements of Operations Data

	Year Ended June 30, 2010	Year Ended June 30, 2009
Revenue	$0	$2,657

Loss from operations	$(726,202)	$(392,013)

Net loss	$(842,487)	$(443,849)

Net loss per share – basic and diluted	$(0.02)	$(0.01)

Weighted average number of shares of common stock (basic and diluted)	51,952,264	41,829,231

			For the period from
			October 15,
	For the Nine Months Ended		2007 (Inception)
	March 31,		to March 31,
	2011	2010	2011
	unaudited	unaudited	unaudited
Revenue
Royalty revenue - related party	$-	$-	$30,974

Net Loss	(1,498,293)	(293,874)	(3,192,656)

Basic And Diluted Net Loss Per Share	$(0.02)	$(0.01)	$(0.08)

Basic And Diluted Weighted
Average Shares Outstanding	62,238,581	51,300,000	41,374,601

Balance Sheet Data

	March 31, 2011 (unaudited)	June 30, 2010
Cash	$54	$528

Total assets	$404,614	$43,862

Total current liabilities	$283,102	$230,765

Deficit accumulated during development stage	$(3,192,656)	$(1,694,363)

Total stockholders’ equity (deficit)	$121,512	$(186,903)

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the following risk factors before deciding whether to invest in Propanc. If any of the events discussed in the risk factors below occur, our business, financial condition, results of operations or prospects could be materially and adversely affected.  In such case, the value and marketability of the common stock could decline.

Risks Relating to our Business

Our ability to continue as a going concern is in substantial doubt absent obtaining adequate new debt or equity financings.

Our continued existence is dependent upon us obtaining adequate working capital to fund all of our operations.  Working capital limitations continue to impinge on our day-to-day operations, thus contributing to continued operating losses.  Thus, if we are unable to raise funds to fund the research and development of our products, we may not be able to continue as a going concern and you will lose your investment.

Because we are an early stage drug development company with no product near commercialization, we expect to incur significant additional operating losses.

Our Australian subsidiary was organized in 2007. We expect to incur substantial additional operating expenses over the next several years as our research, development, pre-clinical testing, and clinical trial activities increase. The amount of future losses and when, if ever, we will achieve profitability are uncertain. We have no products that have generated any commercial revenue, do not expect to generate revenues from the commercial sale of our products in the near future, if at all. Our ability to generate revenue and achieve profitability will depend on, among other things, the following:

●	successful completion of the preclinical and clinical development of our products;
●
obtaining necessary regulatory approvals from the European Medicines Agency for the Evaluation of Medicinal Products or EMEA, the U.S. Food and Drug Administration, or the FDA, or other regulatory authority;

●	establishing manufacturing, sales, and marketing arrangements, either alone or with third parties; and
●	raising sufficient funds to finance our activities.

We might not succeed at any of these undertakings. If we are unsuccessful at some or all of these undertakings, our business, prospects, and results of operations may be materially adversely affected.

Because we will need to finance our future cash needs through securities offerings, any additional funds that we obtain may not be on terms favorable to us or our shareholders and may be very dilutive.

To date, we have no approved product on the market and have generated no product revenues.  The minimal revenue generated to date relate to a small non-commercial supply of an original three component formulation rather than a commercial sale of our products.  Unless and until we receive approval from the EMEA, the FDA or other regulatory authorities for our products, we cannot sell our products and will not have product revenues. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from cash on hand, private or public equity offerings and debt financings.

We believe that the net proceeds from our prior private equity offerings and existing cash will be sufficient to enable us to fund our projected operating requirements for the next twelve (12) months, depending on the accuracy of our estimates.  However, we may need to raise additional funds more quickly if one or more of our assumptions prove to be incorrect or if we choose to expand our product development efforts more rapidly than we presently anticipate, and we may decide to raise additional funds even before we need them if the conditions for raising capital are favorable.  We may seek to sell additional equity or debt securities, obtain a bank credit facility, or enter into a corporate collaboration or licensing arrangement. The sale of additional equity or debt securities, (if convertible,) will result in dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict our operations. Raising additional funds through collaboration or licensing arrangements with third parties may require us to relinquish valuable rights to our products, future revenue streams, research programs or products, or to grant licenses on terms that may not be favorable to us or our shareholders.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

The severe recession, freezing of the global credit markets may adversely affect our ability to raise capital in the future. If adequate additional financing is not available on reasonable terms or at all, we may not be able to undertake expansion, we may have to modify our business plans accordingly.

Even if we do find a source of additional capital, we may not be able to negotiate favorably terms and conditions for receiving the additional capital. Any future capital investments will dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

Because our product candidates are in the early stages of development and may never lead to commercially viable drugs, you may lose your investment.

We are an oncology research and development company focused on the development of new cancer treatments which prevent cancer from returning or spreading, all of which are at an early stage of development. Our drug development methods may not lead to commercially viable drugs for any of several reasons. For example, we may fail to identify appropriate compounds, our drug candidates may fail to be safe and effective in clinical or additional preclinical trials, or we may have inadequate financial or other resources to pursue discovery and development efforts for new drug candidates. Our product candidates will require significant additional development, clinical trials, regulatory clearances and additional investment by us before they can be commercialized. If, for any of these reasons, we are unsuccessful at commercializing our drug candidates, you may lose your investment.

Because successful development of our products is uncertain, our results of operations may be materially harmed.

Our development of current and future product candidates is subject to the risks of failure and delay inherent in the development of new pharmaceutical products and products based on new technologies, including but not limited to the following:

●	delays in product development, clinical testing, or manufacturing;
●	unplanned expenditures in product development, clinical testing, or manufacturing;
●	failure to receive regulatory approvals;
●	emergence of superior or equivalent products;
●	inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; and
●	failure to achieve market acceptance.

Because of these risks, our development efforts may not result in any commercially viable products. If a significant portion of these development efforts are not successfully completed, required regulatory approvals are not obtained, or any approved products are not commercialized successfully, our business, financial condition, and results of operations may be materially harmed.

Because pre-clinical and clinical trials required for our product candidates are expensive and time-consuming and their outcome is uncertain, we may incur significant additional operating expenses which would adversely affect our results of operations.

Before we can obtain regulatory approval for the commercial sale of any product candidate currently under development, we are required to complete extensive clinical trials to demonstrate its safety and efficacy.  We will only receive approval to commercialize a product candidate if we can demonstrate to the EMEA, the FDA or other applicable regulatory authority that the product candidate is safe and effective and otherwise meets the appropriate standards required for approval.  Clinical trials are very expensive and difficult to design and implement. The clinical trial process is also time-consuming. To meet these requirements, we must conduct extensive preclinical testing and “adequate and well-controlled” clinical trials. Conducting clinical trials is a lengthy, time consuming, and expensive process. The length of time may vary substantially according to the type, complexity, novelty, and intended use of the product candidate, and often can be several years or more per trial. Delays associated with products for which we are directly conducting pre-clinical or clinical trials may cause us to incur additional operating expenses. The commencement and rate of completion of clinical trials may be delayed by many factors, including, for example:

●	inability to manufacture sufficient quantities of qualified materials under the EMEA, FDA or other regulatory authorities requirements for use in clinical trials;
●	failure to recruit a sufficient number of patients or slower than expected rates of recruitment;
●	modification of clinical trial protocols;
●	changes in regulatory requirements for clinical trials;
●	lack of effectiveness during clinical trials;
●	emergence of unforeseen safety issues in preclinical or clinical trials;
●	delays, suspension, or termination of clinical trials by the institutional review board responsible for overseeing the study at a particular study site; and
●	government or institutional review board or other regulatory delays or “clinical holds” requiring suspension or termination of the trials.

The results from pre-clinical testing and early clinical trials are not necessarily predictive of results to be obtained in later clinical trials. Accordingly, even if we obtain positive results from pre-clinical or early clinical trials, we may not achieve the same success in later clinical trials.

Clinical trials may not demonstrate statistically significant safety and effectiveness required to obtain the requisite regulatory approvals for product candidates. The failure of clinical trials to demonstrate safety and effectiveness for the desired indications could harm the development of our products. This failure could cause us to abandon a product and could delay development of other products. Any delay in, or termination of, our clinical trials may result in increased development costs for our products which would cause the market price of our shares to decline and limit our ability to obtain additional financing and, ultimately, our ability to commercialize our products and generate product revenues. Any change in, or termination of, our clinical trials could materially harm our business, financial condition and results of operations.

If we do not obtain the requisite regulatory approvals we need to market our products, we will not be able to commercialize our products.

We have not applied for nor received the regulatory approvals required for the commercial sale of any of our products in the United States or in any foreign jurisdiction. None of our product candidates has been determined to be safe and effective, and we have not submitted an application to the EMEA, FDA or other regulatory authority for any of our products.

It is possible that none of our products will be approved for commercialization. Failure to obtain regulatory approvals, or delays in obtaining regulatory approvals, may adversely affect the successful commercialization of any of the products that we develop, impose additional costs on us, diminish any competitive advantages that we may have, and/or adversely affect our receipt of revenues or royalties.

If we are unable to obtain sufficient and adequate supplies necessary to the manufacturing of our product, our ability to obtain approval to commercialize our products will be harmed.

Regulatory agencies may require us to identify any supplier of materials used in our products and may also require us to obtain approval of such supplier. We intend to use Good Manufacturing Practice1 approved suppliers which can then provide a certificate of suitability and/or drug master file to support our submission. Such regulatory authority may require testing and prior review and approval before they permit us to use an intended supplier. The loss of a supplier, or any significant decrease or interruption in supply could interrupt the development and/or testing of our products. Furthermore, the regulatory authority could extend these delays in situations where it requires approval of an alternative supplier. The loss of one of these sole suppliers could have a material adverse effect on our business.

Even if regulatory approval is obtained, our products will be subject to extensive post-approval regulation.

Once a product is approved, numerous post-approval requirements apply, including but not limited to requirements relating to manufacturing, labeling, packaging, advertising and record keeping.  Even if regulatory approval of a product is obtained, the approval may be subject to limitations on the uses for which the product may be marketed, or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Any such post-approval requirement could reduce our revenues, increase our expenses and render the approved product candidate not commercially viable. In addition, as clinical experience with a drug expands after approval because it is typically used by a greater number and more diverse group of patients after approval than during clinical trials, side effects and other problems may be observed after approval that were not seen or anticipated during pre-approval clinical trials or other studies. Any adverse effects observed after the approval and marketing of a product candidate could result in limitations on the use of such approved product or its withdrawal from the marketplace. Absence of long-term safety data may also limit the approved uses of our products. If we fail to comply with the regulatory requirements of the applicable regulatory authorities, or if previously unknown problems with any approved commercial products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions or other setbacks, including:

______________________
1 The standards used by pharmaceutical and biotech firms to ensure that products meet specific requirements for identity, strength, quality and purity.

●	restrictions on the products, manufacturers or manufacturing processes;
●	warning letters and untitled letters;
●	civil penalties and criminal prosecutions and penalties;
●	fines;
●	injunctions;
●	product seizures or detentions;
●	import or export bans or restrictions;
●	voluntary or mandatory product recalls and related publicity requirements;
●	suspension or withdrawal of regulatory approvals;
●	total or partial suspension of production; and
●	refusal to approve pending applications for marketing approval of new products or of supplements to approved applications.

If we are slow or unable to adapt to changes in existing regulatory requirements or the promulgation of new regulatory requirements or policies, we or our licensees may lose marketing approval for our products which will impact our ability to conduct business in the future.

The successful commercialization of our products will depend on obtaining coverage and reimbursement for use of these products from third-party payors.

Sales of pharmaceutical products largely depend on the reimbursement of patients’ medical expenses by government health care programs and private health insurers. Without the financial support of the government or third-party payors, the market for our products could be limited. These third-party payors are increasingly challenging the price of and examining the cost effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third-party payors may not reimburse sales of our products or enable our collaborators to sell them at profitable prices, which would adversely affect our business.

If physicians and patients do not accept and use our products, our results of operations will be adversely affected.

Even if the EMEA, the FDA or another regulatory authority approves one or more of our product candidates, physicians and patients may not accept and use it. Acceptance and use of our products will depend upon a number of factors including, but not limited to the following:

●	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our products;
●	cost-effectiveness of our products relative to competing products;
●	availability of reimbursement for our products from government or other healthcare payors; and
●	effective marketing and distribution efforts by us and our licensees and distributors, if any.

If our current product candidates are approved, we expect sales to generate substantially all of our product revenues for the foreseeable future, and as such, the failure of these products to find market acceptance would harm our business and could require us to seek additional financing.

Because we plan on operating in multiple countries, we are exposed to political, economic and other risks that may adversely affect our business.

Currently our headquarters are in Australia, but we intend to penetrate other markets in the future. At such time, we will therefore be exposed to risks inherent in international operations. These risks include, but are not limited to:

●	changes in general economic, social and political conditions;
●	adverse tax consequences;
●	the difficulty of enforcing agreements and collecting receivables through certain legal systems;
●	inadequate protection of intellectual property;
●	required compliance with a variety of laws and regulations of jurisdictions outside of Australia, including labor and tax laws;
●	customers outside of the United States may have longer payment cycles;
●	changes in laws and regulations of jurisdictions outside of Australia; and
●	terrorist acts and natural disasters.

Our business success depends in part on our ability to anticipate and effectively manage these and other regulatory, economic, social and political risks inherent in a multinational business. We cannot assure you that we will be able to effectively manage these risks or that they will not have a material adverse effect on our multinational business or on our business as a whole.

If we lose key management or scientific personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our management team, specifically Dr. Julian Kenyon, Mr. James Nathanielsz and Dr. Douglas Mitchell.  Furthermore, our future success will also depend in part on the continued service of our key scientific and management personnel and our ability to identify, hire, and retain additional personnel. We do not carry “key-man” life insurance on the lives of any of our employees or advisors.  We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business.  Because of this competition, our compensation costs may increase significantly.  If we lose key employees, our business may suffer.

If we fail to establish a method to sell, market or distribute our products, our results of operations would be adversely affected.

We have no experience in the sales, marketing and distribution of pharmaceutical products.  If we fail to enter into arrangements with third parties relative to the provisioning sales and marketing services for any of our future potential product candidates, we would need to develop an internal sales and marketing organization with supporting distribution capability in order to directly market our products. Significant additional expenditures would be required for us to develop such an in-house sales and marketing organization, which would increase our operating cost and may adversely affect our results of operations.

If we do not obtain protection for our intellectual property rights, our competitors may be able to take advantage of our research and development efforts to develop competing drugs.

Our success will depend, in part, on our ability to maintain the confidentiality of our trade secrets and know how, operate and prevent others from infringing our proprietary rights.  We have filed two national patent applications in Australia as well as an international application under the Patent Cooperation Treaty, or PCT. (See Page 20 of this prospectus for a further description.)  The PCT will provide priority for any foreign applications that we may file for these inventions. The applications include claims intended to provide market exclusivity for certain commercial aspects of the product, including the formulation, the methods of making, the methods of using and the commercial packaging of the product.

Because the patent position of biopharmaceutical companies involves complex legal and factual questions, we cannot predict the validity and enforceability of patents with certainty. Our pending patent applications, those we may file in the future or those we may license from third parties may not result in patents being issued. If these patents are issued, they may not provide us with proprietary protection or competitive advantages against competitors with similar technology. The degree of future protection to be afforded by our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage.

Competitors may successfully challenge our patent applications, produce similar drugs or products that do not infringe our patents, or produce drugs in countries where we have not applied for patent protection or that do not respect our patents.

If any of these events occurs, or we otherwise lose protection for our trade secrets or proprietary know-how, the value of this information may be greatly reduced.  Patent protection and other intellectual property protection are important to the success of our business and prospects, and there is a substantial risk that such protections will prove inadequate.

Legal proceedings or third-party claims of intellectual property infringement may require us to spend substantial time and money and could prevent us from developing or commercializing products.

The biotechnology and pharmaceutical industries have been characterized by extensive litigation regarding patents and other intellectual property rights, and companies have employed intellectual property litigation to gain a competitive advantage. We may become subject to infringement claims or litigation arising out of patents and pending applications of our competitors.  The manufacture, use, offer for sale, sale or importation of our product candidates might infringe on the claims of third-party patents. A party might file an infringement action against us. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation or defense of a patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time. Consequently, we are unable to guarantee that we will be able to manufacture, use, offer for sale, sell or import our product candidates in the event of an infringement action. At present, we are not aware of pending or threatened patent infringement actions against us.

As a result of patent infringement claims, or to avoid potential claims, we may choose or be required to seek a license from a third party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we were able to obtain a license, the rights may be non-exclusive, which could potentially limit our competitive advantage. Ultimately, we could be prevented from commercializing a product or be forced to cease some aspect of our business operations if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms. This inability to enter into licenses could harm our business significantly.

In addition to infringement claims against us, we may in the future become a party to other patent litigation or proceedings, including interference or re-examination proceedings filed with the United States Patent and Trademark Office or opposition proceedings in the European Patent Office regarding intellectual property rights with respect to our products and technology, as well as other disputes regarding intellectual property rights with licensees, licensors or others with whom we have contractual or other business relationships.

Risks Related to Our Common Stock

Currently there is no public market for our common stock, and we cannot predict the future prices or the amount of liquidity of our common stock.

Currently, there is no public market for our common stock and a public market may never develop.  We are in the process of applying to list our common stock on the Over-the-Counter Bulletin Board. However, the Bulletin Board is not a liquid market in contrast to the major stock exchanges. We cannot assure you as to the liquidity or the future market prices of our common stock if a market does develop. If an active market for our common stock does not develop, the fair market value of our common stock could be materially adversely affected. Any public market will follow effectiveness of the registration statement for which this prospectus forms a part of and we cannot predict the price at which we will begin trading or the future prices of our common stock.

If we do not comply with the state regulations in regard to the sale of our common stock or find an exemption therefrom there may be potential limitations on the resale of your stock.

With few exceptions, every offer or sale of a security must, before it is offered or sold in a state, be registered or exempt from registration under the securities, or blue sky laws, of the state(s) in which the security is offered and sold.  Blue sky statutes vary widely and there is very little uniformity in the blue sky filing requirements among state securities laws. As of the date hereof, we intend to offer our common stock upon effectiveness of the registration statement of which this prospectus forms a part to potential purchasers in the states of New York, Florida, Massachusetts, Connecticut and Illinois.  While we intend to review the relevant blue sky laws of these states before the distribution of the common stock therein, should we fail to properly register the common stock as required by the respective states or find an exemption from registration,  you may not be able to resell your stock once purchased.

We will be subject to the “penny stock” rules which will adversely affect the liquidity of our common stock.

The Securities and Exchange Commission, or the SEC, has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. We expect the market price of our common stock will be less than $5.00 per share and therefore we will be considered a “penny stock” according to SEC rules. This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules limit the ability of broker-dealers to solicit purchases of our common stock and therefore reduce the liquidity of the public market for our shares should one develop.

Because directors and officers currently and for the foreseeable future will continue to control Propanc, it is not likely that you will be able to elect directors or have any say in the policies of Propanc.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors and officers of Propanc beneficially own approximately 74.8% of our outstanding common stock.  Due to such significant ownership position held by our insiders, new investors may not be able to effect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our officer and directors, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

In the future we may issue preferred stock without the approval of our shareholders, which could make it more difficult for a third party to acquire us and could depress our stock price.

Our board of directors may issue, without a vote of our shareholders, one or more series of preferred stock with such rights and preferences.  This could permit our board of directors to issue preferred stock to investors who support us and our management and permit our management to retain control of our business. Additionally, issuance of preferred stock could block an acquisition which could result in both a drop in our stock price and a decline in interest of our common stock.

Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

A significant number of our shares will be eligible for sale and their sale or potential sale may depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. This prospectus covers 14,383,174 shares of our common stock, which represents approximately 20% of our current issued and outstanding shares of our common stock. As additional shares of our common stock become available for resale in the public market pursuant to this offering, and otherwise, the supply of our common stock will increase, which could decrease its price.  In addition some or all of the shares of common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares of common stock. Subject to certain restrictions beginning on July 29, 2011, a person who has held restricted shares for a period of six months may sell common stock into the market.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements including statements regarding our liquidity and capital requirements, our beliefs regarding our cancer treatments, expected intellectual property protection and expected clinical trials.

All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements.  The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.  These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” elsewhere in this prospectus.

Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance.  New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. federal, state and any applicable foreign tax consequences relating to their investment in our securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling shareholders pursuant to this prospectus. The selling shareholders named herein will receive all proceeds from the sale of the shares of our common stock in this offering. Please see “Selling Shareholders” beginning at page 27.  We will pay all expenses (other than transfer taxes) of the selling shareholders in connection with this offering.

We are also offering the 5,000,000, shares of common stock on a best efforts basis at a fixed price of $1.50 per share, and accordingly we would receive gross proceeds of up to $7,500,000, assuming the sale of all 5,000,000 shares. We intend to use the net proceeds received from the sale of the 5,000,000 shares of common stock pursuant to the best efforts offering for clinical trials, continued research and development, the expansion of our business and for general working capital.  The remaining funds will be used for working capital. There can be no assurance that we will sell any of such shares and accordingly may receive no proceeds from the offering.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2011.  The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus:

As of March 31, 2011 (unaudited)
Stockholders’ equity:
Common stock, $0.001 par value;	$64,700
Additional paid-in capital	3,286,851
Accumulated other comprehensive income (loss)	(37,383)
Deficit accumulated during development stage	(3,192,656)
Total stockholders’ equity (deficit)	$121,512

DETERMINATION OF THE OFFERING PRICE

There is no established public market for our shares of common stock. The offering price for the sale of common stock held by the selling shareholders of $1.50 per share was determined by us arbitrarily. This price bears no relationship whatsoever to our business plan, the price paid for our shares by our founder, our assets, earnings, book value or any other criteria of value. The offering price should not be regarded as an indicator of the market price, if any, of the common stock that may develop in a trading market after this offering, which is likely to fluctuate.

The $1.50 price of the shares that are being offered on a best efforts basis was arbitrarily determined in order for us to raise up to a total of $7,500,000 in this offering.

There are no warrants, rights or convertible securities associated with this offering.

DILUTION

Our net tangible book value as of March 31, 2011 was approximately $95,000, or $0.00 per share of common stock based on 64,700,525 shares of common stock outstanding as of such date. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2011. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares in this offering and the net tangible book value per share of common stock immediately after completion of this offering.

After giving effect to the sale of all the shares being sold pursuant to this offering at the offering price of $1.50 per share, and after deducting estimated offering expenses payable by us in the amount of $50,000, our net tangible book value would be approximately 7,545,000, or $0.11 per share of common stock. This represents an immediate increase in net tangible book value of $0.11 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $1.39 per share, or 92.7% per share, to new investors purchasing the shares in this offering.

The following table illustrates this per share dilution:

Offering ($1.50)
Public offering price per share of common stock		$1.50
Net tangible book value per common share as of March 31, 2011	$0.00
Increase in net tangible book value per share attributable to existing stockholders	$0.11
Net tangible book value per share as adjusted after this offering		$0.11
Dilution per share to new investors		$1.39

MARKET FOR COMMON STOCK

There is no public market for our common stock.  After the effective date of the registration statement of which this prospectus forms a part, we intend to try to identify a market maker to file an application with the Financial Industry Regulatory Authority, Inc., or FINRA, to have our common stock quoted on the Over-the-Counter Bulletin Board. We will have to satisfy certain criteria in order for our application to be accepted. We do not currently have a market maker that is willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our application will be accepted. Our common stock may never be quoted on the Over-the-Counter Bulletin Board, or, even if quoted, a liquid or viable market may not materialize. There can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

As of the date of this prospectus, there were 16 shareholders of record.

Beginning July 29, 2011, 18,110,950 shares may be sold under Rule 144 of the Securities Act by non-affiliates.  The remaining shares may be sold by affiliates subject to the restrictions of Rule 144.

Dividend Policy

We have not paid cash dividends on our common stock and do not plan to pay such dividends in the foreseeable future.  Our Board of Directors, will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions. Dividends, under Delaware General Corporation Law, may only be paid from our net profits or surplus. To date, we have not had a fiscal year with net profits and do not have surplus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a research and development company whose primary activity is to develop and market new treatments for chronic diseases, such as cancer.  We have generated very limited revenue, have no cancer treatment products available to market and have no products which have reached the clinical trial stage.  We require substantial additional financing to develop our products.

Results of Operations

The following discussion should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus.  The results discussed below are of Propanc Pty Ltd, our Australian subsidiary.

For the nine months ended March 31, 2011 compared to the nine months ended March 31, 2010

Revenue

We did not generate any revenue for the nine months ended March 31, 2011 nor any for the nine months ended March 31, 2010.  We sustained net losses of $1,498,293 and $293,874, respectively, primarily due to recording of consulting fees paid and stock-based compensation expense in connection with the issuance of shares for services.

Administration Expense

Administration expense increased by $1,051,442 to $1,208,412 for the nine months ended March 31, 2011 as compared with $156,970 for the nine months ended March 31, 2010.  This increase is primarily attributable to $816,365 of consulting fees paid to Churchill and Associates for financial consulting work, $113,474 of stock based compensation expense recorded in connection with the shares issued to Churchill and Associates and $100,550 of accounting and audit expense.

Occupancy Expense

Occupancy expense decreased by $447 for the nine month period ended March 31, 2011 due to relocation of office space to a location with a lower rental rate.

Research and Development Expenses

Research and Development expense increased by $338,201 to $362,585 for the nine months ended March 31, 2011 as compared with $24,384 for the nine months ended March 31, 2010.  This is principally attributable to expenses incurred as a continuation of the initial work undertaken at University of Bath and University of Granada.  This work is centered around additional cell cultures and animal studies, investigation of new combinations of ingredients selected, which were designed to enhance the effects of the proenzymes and create new patentable opportunities.

Interest Expense/Income

For the nine months ended March 31, 2011 interest expense decreased to $0 from $103,722 for the nine month period ended March 31, 2010.  This is primarily attributable to conversion of interest bearing loans into common stock held by two directors and the CEO during fiscal 2010.

For the Year Ended June 30, 2010 compared to the Year ended June 30, 2009

Revenue

For the fiscal year 2010, we generated no revenue as compared to $2,657 of revenue in fiscal year 2009.  The revenue of $2,657 in 2009 is related to the sale to European Nutripharm ENP or for a supply of an unlicensed medicine (pancreatic proenzyme formulation) for the treatment of metastatic cancer patients at the Dove Clinic.  A Limited Distributor Deed between Propanc and ENP Limited recognises the intellectual property rights in respect of the unlicensed medicine supplied by ENP to Dove Clinic, where ENP paid to Propanc 25% of the wholesale purchase price payable for the unlicensed medicine.

We sustained net losses of $842,487 and $443,849 in fiscal 2010 and fiscal 2009, respectively, primarily due to recording of stock-based compensation expense in connection with issuance of shares for services.

Administration Expense

Administration expense increased by $421,275 to $680,110 for the year ended June 30, 2010 as compared with $258,835 for the year ended June 30, 2009.  This increase is primarily attributable to the recording of stock based compensation expense during 2010 in connection with the issuance of shares for services of approximately $476,000.

Occupancy Expense

Occupancy expense decreased by $2,405 or 17% for the year ended June 30, 2010 due to the relocation of our office to a location with a lower rental rate.

Research and Development Expenses

Research and Development expense decreased by $87,338 or 72% for the year ended June 30, 2010 as compared with $121,369 for the year ended June 30, 2009.  This is primarily attributable to reduced funding being made available for further research and development work.

Interest Expense/Income

Interest expense increased by $62,152 to $116,674 for the year ended June 30, 2010 as compared with $54,522 for the year ended June 30, 2009.  This is primarily attributable to additional shareholder loans offered to the company from two of the directors for year ended June 30, 2010 as compared to June 30, 2009.

Liquidity and Capital Resources

	For the Nine Months Ended March 31, (unaudited)
	2011	2010
Net cash used in operating activities	$(1,316,761)	$(146,786)
Net cash used in investing activities	$(28,528)	$0
Net cash provided by financing activities	$1,268,780	$135,659

	For the Fiscal Year Ended June 30,
	2010	2009
Net cash used in operating activities	$(191,509)	$(408,350)
Net cash used in investing activities	$0	$0
Net cash provided by financing activities	$180,810	$280,178

Net cash used in operations was $191,509 for the fiscal year ended June 30, 2010 compared to $408,350 for the same period in 2009.   This decrease was primarily attributable to our net loss in 2010 of $(842,487), offset by stock-based compensation expense of $176,705 and $299,737 and changes in operating assets and liabilities of $172,708.  In 2009 net cash used in operations of $(408,350) was primarily attributable to net loss of $(443,849) offset by changes in operating assets and liabilities of $33,267.

There were no cash transactions from investing activities in fiscal year 2010 and 2009.

Cash flows provided by financing activities for the fiscal year ended June 30, 2010 were $180,810 compared to $280,178 for the fiscal year ended June 30, 2009.  During the fiscal year ended June 30, 2010 and 2009, we received $91,810 and $0, respectively, from the sale of common stock.  During the fiscal year ended June 30, 2010 and 2009, we received $89,000 and $280,174, respectively, in loan proceeds.

We have substantial capital resource requirements and have incurred significant losses since inception.  As of March 31, 2011, we had $54 in cash.  Based upon our current business plans, we will need considerable cash investments to be successful.  Such capital requirements are in excess of what we have in available cash and what we currently have commitment for.  Therefore, we do not have enough available cash to meet our obligations over the next 12 months.

On August 3, 2010 we entered into an Investment Banking & Listing Agreement with Churchill and Associates, LLC (“C&A”), a financial services consulting firm located in Atlanta, GA, to provide certain business consulting services involving: (i) assisting with causing our common stock to trade on the Over-The-Counter markets in the U.S., (ii) assisting in negotiating any proposed equity and/or debt financings; and (iii) interfacing with investor and public relations firms and presenting us to the investment community.  On September 16, 2010, we entered into an additional Investment Banking & Listing Agreement with C&A which provided for services involving assisting us in locating certain targets to acquire and analyzing and negotiating any proposed agreements to acquire those targets.   As compensation for services in connection with the August 3, 2010 agreement, C&A received $300,000 in consulting fees.  As compensation for the September 16, 2010 agreement, C&A received $467,000, which consisted of $67,000 in consulting fees and $400,000 as a down payment toward prospective acquisitions. On June 6, 2011, we terminated both agreements. The Company is currently evaluating its position with respect to C&A.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board, or FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements”.  This update provides amendments to Topic 820 to provide more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3.  The adoption of ASU 2010-06 did not have a material impact on our results of operations or financial condition.

In February 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements”.  This update addresses both the interaction of the requirements of Topic 855, “Subsequent Events”, with the SEC’s reporting requirements and the intended breadth of the reissuance disclosures provision related to subsequent events (paragraph 855-10-50-4).  The amendments in this update have the potential to change reporting by both private and public entities, however, the nature of the change may vary depending on facts and circumstances.  The adoption of ASU 2010-09 did not have a material impact on our results of operations or financial condition.

In April 2010, the FASB issued ASU No. 2010-13, “Compensation – Stock Compensation”.  This update clarified the classification of an employee share based payment award with an exercise price denominated in the currency of a market in which the underlying security trades.  This update will be effective for the first fiscal quarter beginning after December 15, 2010, with early adoption permitted.  We do not expect the provisions of ASU 2010-13 to have a material effect on our results of operations or financial condition.

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.  The following items in our financial statements require significant estimates and judgments:

Accounting for Income Taxes.  We are governed by the income tax laws of the Australian Taxing Authority. We follow FASB ASC 740 when accounting for income taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes.  Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

We have adopted provisions of ASC 740, Sections 25 through 60, “Accounting for Uncertainty in Income Taxes."  These sections provide detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized upon the adoption of ASC 740 and in subsequent periods. Upon the adoption of ASC 740, the Company had no unrecognized tax benefits. During the years ended June 30, 2010 no adjustments were recognized for uncertain tax benefits. All years from 2008 through 2010 are still subject to audit.  Any change in the income tax laws of Australian Taxing Authority or significant change in the tax basis of our assets and liability could result in a significant change in our estimate of tax position.

Related Party Transactions

From inception through June 30, 2010, we borrowed approximately $370,000 from three directors, one of whom is also an officer of the company such loans had no specific repayment terms and bore interest at a rate of 30% per annum. The loans were to be convertible into shares of common stock at a conversion rate equal to the initial price we sold our stock, which is $0.16.   On May 13, 2010, the entire outstanding amount on the loans and accrued interest due to the directors was converted into 3,305,615 shares of common stock.

During fiscal year 2011, we borrowed additional sums from a director.  These advances are non-interest bearing.  The total amount owed the director at June 8, 2011 is approximately $75,000.

BUSINESS

Overview

Propanc Health Group Corporation is a development stage healthcare company whose current focus is the development and marketing of new cancer treatments targeting high risk patients who need a follow up, non-toxic, long term therapy to prevent cancer from returning and spreading.

We have engaged leading scientific experts in the field and have developed a rational, composite formulation which exerts a number of anti-cancer actions.  It is a novel combination of anti-cancer agents working with proenzymes.  We believe that this treatment delivers a potent, multi-pronged attack on cancerous cells.

In early 2007, Dr. Julian Kenyon, the Medical Director of the Dove Clinic in the United Kingdom and now a director of our company, and Dr. Douglas Mitchell, also a director, received permission to perform clinical trials on a non-commercial supply of proenzyme suppositories with 46 late stage cancer patients in the United Kingdom, (or UK,) and Australia.  After a successful trial, Dr. Kenyon, Dr. Mitchell and Mr. James Nathanielsz, our Chief Executive Officer, prepared a strategy to commercialize the newly developed proenzyme formulation.  In connection with this strategy, Propanc Pty Ltd, our subsidiary, or Propanc Australia, was formed to refine, develop and commercialize new proenzyme treatments which prevent the cancer from returning and spreading, with no significant adverse effects.

Our primary product, Propanc™, is a unique formulation, once daily dose, which has proven to not encounter resistance. In very limited human testing, Propanc™ has demonstrated that it:

●	Increases survival rates and quality of life;
●	Has minimal side effects;
●	Targets a broad spectrum of cancer types;
●	Is easily self-administered;
●	Has low toxicity; and
●	Is proven to be effective against common solid tumors.

A potential implication of these findings is that the Propanc™ treatment can be taken over an extended period of time without losing its effect, as opposed to the majority of long term therapies currently in the market.

Based on extensive research, the limited clinical data and supportive literature, it is the expert medical opinion of our research and development team that the proenzyme formulation could be applied in several distinct applications for a number of different cancer indications such as:

●	As a long term, standalone treatment for chronic dosing, self-administered as a suppository or entero-coated capsule;
●	As a specific de-bulking agent administered via intra-tumoral injection in the hospital, where surgery or chemotherapy is not possible;
●	As a preventive measure for high risk patient populations post-surgery or chemotherapy, self-administered; and
●	As a long term, preventative therapy for high risk patient populations.

When surgery is successful, the patient often has excellent long term prospects. However, patients need follow up therapy. Current follow up therapy is helpful for some cancer types, however, it is usually only moderately effective and often too toxic for long term use, or encounters tumor resistance rendering the treatment ineffective.

While no assurance can be given, we believe our treatment for cancer overcomes the limitation of current therapies and that our treatment will work with a number of different cancer types over a prolonged period. Based on limited trials conducted on 46 patients with advanced states of disease, 17 responders, or 37% of patients, lived significantly longer than initially expected and 6 responders, or 13%, reached the expected survival time.

Our directors have worked extensively with scientific researchers over the last 15 years and we have significantly improved the understanding of the methodology of action of our formulation and most importantly, enhanced the potency of the treatment to maximize its anti-cancer effects while continuing to exhibit no serious side effects.

In summary, the key highlights of this opportunity are:

●
A new treatment in Oncology:  Cancer is the leading cause of death worldwide.  Global demand for effective, safe and easy to administer cancer treatments is increasing rapidly.  We believe our treatment will uniquely target many aggressive tumor types for which little or few treatment options exist.  We are ready to capitalize on the significant market opportunity created by the limitation of other therapies.

●
Superior Mode of Action:  Our treatment exerts multiple effects on cancerous cells which prevents tumor growth and stops it from spreading throughout the body. There are virtually no treatments available which prevent cancers from returning and spreading without any serious side effects.  Our treatment offers genuine 'quality of life' hope for an incurable disease.

●	Successful Pilot Trials Conducted: Scientific research undertaken over the last 15 years and our limited human clinical trial has demonstrated Propanc™ as an effective treatment against cancer.
●
Unique Intellectual Property:  We are focusing on building an important and significant portfolio of intellectual property around our scientific understanding of the technology, identifying new formulations and synthesizing recombinant versions of its key ingredients to maximize anti-cancer effects.  To date, we have filed one patent application covering our Propanc™.

Current Operations

We are at a pre-revenue stage.  We do not know when, if ever, we will be able to commercialize Propanc™.  Presently, we are focusing our efforts on organizing, coordinating and financing the various aspects of our drug development program and their distribution. In order to commercialize Propanc™, we must complete Phases 1, 2 and 3 clinical trials in Germany, the UK, Australia, or elsewhere and satisfy the applicable regulator that Propanc™ is safe and effective.  We estimate that this will take approximately seven years.   As we progress our lead cancer treatment through the various development milestones, we will seek a suitable licensing partner who will arrange for the manufacture and sale of Propanc™.

Strategy

Our goal is to offer a cancer treatment which will significantly improve life expectancy for people with metastatic cancer, at no cost in terms of quality of life.  Our objective is to deliver this is by producing effective cancer treatments which offers:

●	Long term survival benefits;
●	Minimal side effects;
●	Simplified administration; and
●	Affordability

The key elements of the development strategy to achieve this objective are:

●	Safety: To confirm the Propanc™ formulation is safe and effective, unmatched by competitors for the treatment of patients with solid tumors.
●
Effectiveness:  Developing the only oncology formulation in the world made of recombinant DNA which further enhances the effects observed from the formulation, creating a potent therapeutic tool in the fight against cancer

●	Continued Research and Development to build our Intellectual Property portfolio. Our goal is to expand our portfolio to:

o	Target multiple cancer types using an enhanced formulation;
o	Develop further modes of delivery other than rectal administration (e.g. Injectable and oral administration);
o	Target various cancer types earlier in the disease process for use with known high risk populations. For example, use immediately after surgery for cancer with a high risk of recurrence; and
o	Target different indications, focusing mainly on prescription products for treating chronic diseases (i.e. long lasting, or recurrent diseases)

●
Clinical Trials:  We intend to proceed with the enhanced formulation into clinical trials to be conducted in Europe.  Therefore, a scientific advice meeting will be requested with the German Health Authorities or BfArM, to discuss the proposed path into the clinical trials.

●	Government Approval: Seek government approval for product launch in key markets including the U.S., Europe, the UK and Japan.
●	Patent Protection: Continue building our intellectual property portfolio in order to effectively reach the international cancer market and protect our products.
●
Licensing:  Assuming we successfully complete the various development milestones, we intend to negotiate and enter into licensing deals across global territories to produce sales revenue from our lead cancer treatment.

●
Joint venture Agreements with Major Pharma:  Establish joint ventures with major pharmaceutical companies for marketing our cancer treatments in key markets.  However, this assumes that we reach the commercialization stage.

●
Acquire New Targets:  We will investigate opportunities to acquire new targets which complement our future goals and expand our products and services within related healthcare fields.  Examples of potential acquisitions include research and development facilities, intellectual property to expand our pipeline, radiology clinics and pharmaceutical manufacturers.

Current Therapies/Drugs Available

Current drugs in the market offer, at most, a few months of extra life or tumor stabilization.  Studies are revealing the genetic changes in cells that cause cancer and spur its growth, which is providing scientific researchers with dozens of molecules, or “targets” that drugs could block.  Tumor cells, however, can develop resistance to drugs.  Some experts believe that drugs that kill most tumor cells do not affect cancer stem cells which can regenerate the tumor (e.g. chemotherapy).

We are developing a therapeutic solution for the treatment of patients with advanced stages of cancer targeting solid tumors, which is cancer that originates in organ or tissue other than bone marrow or the lymph system.  Common cancer types classified as solid tumors include lung, colorectal, ovarian cancer, pancreatic cancer and liver cancers.  In each of these applications, there is a large market opportunity to capitalize on the limitations of current therapies.

Limitations of Current Therapies

Propanc™ was developed because of the limitation of current therapies.  While surgery is often safe and effective for early stage cancer, many standard therapies for late stage cancer urgently need improvement; often inflicting too much trauma and providing too little benefit for patients.  Our focus is to provide oncologists and their patients with therapies for metastatic cancer which are more effective than current therapies and safe.

According to an article by Catherine Arnst in Business Week magazine issued on May 21, 2008, while progress has been made within the oncology sector in developing new treatments, the overall cancer death rate has only improved 7% over the last 30 years.  Most of these new treatments, particularly chemotherapy and immunotherapy:

●	Have significant toxic effects
●	Are highly expensive
●	Often have limited survival benefits

We believe that our treatment will provide a competitive advantage over the following treatments:

●
Chemotherapeutics:  Side effects from chemotherapy can include pain, diarrhea, constipation, mouth sores, hair loss, nausea and vomiting, as well as blood-related side effects, which may include low number of infection fighting white blood cell count (neutropenia), low red blood cell count (anemia), and low platelet count (thrombocytopenia). Our goal is to demonstrate that our treatment will be more effective than chemotherapeutics and hormonals with fewer side effects.

●
Targeted therapies:  Most common type includes multi-targeted kinase inhibitors.  Common side effects include fatigue, rash, hand–foot reaction, diarrhea, hypertension and dyspnoea.  Furthermore, oncogenic tyrosine kinases appear to develop resistance to these inhibitors.  On the basis of our scientific evidence, we believe that our formulation does not encounter resistance to these pathways.

●
Monoclonal antibodies:  Development of monoclonal antibodies is often difficult due to safety concerns.  Side effects which are most common include skin and gastro-intestinal toxicities.  For example, several serious side effects from Avastin, a leading cancer drug include gastrointestinal perforation and dehiscence (e.g. rupture of the bowel), severe hypertension (often requiring emergency treatment) and nephrotic syndrome.  Application of antibody therapy can be applied to a various cancer types in some cases, but can also be limited to certain genetic sub populations in many instances.

Market Opportunity

Oncology drug sales are experiencing rapid growth and reached US$55 billion in 2009. This will make oncology the single biggest segment in the global drug market.  Several factors contribute to this such as:

●	Cancer currently affects 1 in 3 people: The most commonly occurring cancers are those of the lung, breast and colon and it is these tumors that we seek to control.
●	Growth in cancer comparative to other medical segments: Cancer is one of the largest and fastest growing markets in the pharmaceutical industry.
●
Limited pharmaceutical competition: 10 major pharmaceutical companies currently account for approximately 75% of global oncology sales.  However, as many other companies are about to enter the market with exciting new compounds, it is very unlikely that the cancer market will remain as concentrated.

A combination of a rapidly aging population in western countries and changing environmental factors are resulting in rising incidence rates. According to the World Health Organisation, cancer is expected to increase from 7.6 million annual deaths in 2005 to 9 million annual deaths by 2015, exceeding 11 million annual deaths by 2030.

As such, global demand for an effective, safe and easy to administer cancer treatment is rapidly increasing.  Our treatment will target many aggressive tumor types for which little or few treatment options exist.

Our cancer treatment is intended to be positioned among the five types of cancer drug classes currently contributing to the significant growth in the oncology market.  The five main drug classes are chemotherapeutics, hormonals, immunotherapy and vaccines, targeted therapies and monoclonal antibodies.

Competitive Strength Comparison Between Product Types
	Chemotherapy	Hormonals	Immunotherapy & Vaccines	Targeted Therapies	Monoclonal Antibodies	PropancTM
Efficacy	3	2	1	1	1	1
Reduced side effects	3	2	2	2	2	1
Application across different cancers	2	3	2	2	2	1
Affordability	2	3	3	3	3	1

Legend To Table		Low		Medium		High
		3		2		1

The Propanc™ Methodology of Action

Molecular Target

Tumor cell death occurs when the proenzymes are activated at the tumor site and attach to Protease Activated Receptors Type 2, which causes tightening up of the cell architecture known as the microtrabecular network made of actin.  In a cancer cell, proenzymes have the effect of converting globular actin into tight filamentous actin, which causes the cancer cell structure to collapse and induce cell death.  This reduces tumor volume and is often noticed in clinical practice.

Propanc™ Mechanism

Our formulation centers on a peptide mixture containing amylase and proenzymes for rectal application as suppositories.  It has been demonstrated that pancreatic proenzymes exert anti-tumor activities and that orally administered pancreatic extracts improved the clinical situation of patients with cancer, in particular reducing the potential for metastases. Until now, a commercially viable, once daily dose has not been achievable using these ingredients. Furthermore, it has become clear that there are several distinct opportunities to enhance the performance of the drug, which will be difficult for competitors to match or imitate. Our scientific researchers have identified additional ingredients designed to enhance the anti-cancer effects of the proenzymes.

The Propanc™ Formulation

We are developing a rectally administered proenzyme mixture. By administering a proenzyme mixture rectally, digestion of the proenzymes in the duodenum is avoided and the active drug absorbed is intact.  Recent scientific evidence shows the development of a rectally administered proenzyme formulation leads to improved efficacy and reduces the necessary dose quantities used for these therapies.

The Enhanced Formulation

We are seeking to maximize the potential of Propanc™’s long term maintenance therapy by:

●	Enhancing the effects of the proenzyme formulation by selecting additional ingredients at non-toxic dose levels to ensure a patient can stay in remission, and/or is clinically improved.
●	Create additional patent opportunities to protect the proenzyme combination based on confidential intellectual property relating to the mode of action of the proenzymes in treating cancer.

Our scientific researchers are developing a novel combination of anti-cancer agents working in combination with proenzymes which enhance its anti-cancer effects.  The enhanced proenzyme based formulations comprise trypsinogen, which is provided in combination with at least one of two types of identified compounds considered on the basis of trypsinogen's mechanism of action effective for providing synergistic enhancement of the proenzyme based formulations.

The two active compounds identified are expected to up-regulate (i.e. synergistically enhance) the tumor cell differentiation process (turn cancerous cells back towards normal cells, known as redifferentiation) and deliver extensive apoptosis.  Further research is being conducted to identify additional target compounds within a broader class of compounds around the two active compounds identified.  The additional ingredients will further enhance the anti-cancer effects of the proenzymes with minimal toxicity.

In late 2010, we identified a novel formula comprising of specific anti-cancer agents in combination with pancreatic proenzymes which may deliver a potent attack on cancerous cells with minimal side effects to healthy cells.  Experimental results conducted by PHG’s local contract research partner, show the novel formulation “JBp-1vP/DCM” inhibits neovascularisation (angiogenesis).  Furthermore, the newly combined formula JBp-1-vP/DCM performed as well as Nexavar (Sorafenib), a clinically proven drug inhibiting angiogenesis and tumor growth. However, small molecule inhibitors like Nexavar tend to encounter resistance and often have serious side effects.  This demonstrates the clinical potential of JBp-1-vP/DCM to inhibit tumor growth additionally by shutting down blood vessels from malignant tumors.

License Agreements

We currently have an exclusive license with the University of Bath (UK), where we and the University co-own the intellectual property relating our proenzyme formulations.  This exclusive license will convert into an assignment of the intellectual property to us once certain development milestones are met.  An opportunity to purchase the commercial rights is available to us at any stage of development.

We have a joint commercialization agreement with the University of Bath and will continue to work together to patent and commercialize these discoveries, while continuing to elucidate the properties of proenzymes with the long term aim of screening new compounds for development.  At present, we are engaged in discussions with several technology companies who are developing new developments in the oncology field as potential additions to our product line.  Initially targeting the oncology sector, we plan to develop treatments which are highly effective and highly targeted therapies, with few side effects to healthy cells.

Intellectual Property

Our intellectual property portfolio has recently been expanded by the filing of an international patent application directed to enhanced proenzyme patent formulations and combination therapies comprising trypsinogen and chymotrypsin.  The international patent application has been based on previous provisional patent applications capturing our ongoing research and development in this area.

The international patent application was filed on October 22, 2010, which claims priority from Australian provisional patent application nos. 2009905147 (filed October 22, 2010) and 2010902655 (filed June 17, 2010).

Further provisional patent filings are also expected to be filed to capture and protect additional patentable subject matter that is identified, namely further enhanced formulations, combination treatments, use of recombinant products, modes of action and molecular targets.

Our intellectual property portfolio also includes an extensive amount of confidential information, know-how and expertise in relation to the development and formulation of proenzyme based combination therapies.

The basis of intellectual property protection will be built around the following portfolio:

●
Method of use:  Understanding the mechanism of action of the Propanc™ pro-enzyme formulations, enables identification of new target compounds and identification of new formulations that are adapted to enhance activity.

●
Formulation:   We have developed an enhanced formulation containing the pro-enzyme trypsinogen in combination with at least one of two types of identified compounds considered effective for providing synergistic enhancement of the pro-enzyme based formulations.  A patentability assessment, based on an international prior art search, has indicated that strong potential exists for successfully obtaining patent claims covering a broad class of compounds based on the compounds identified.

●
Composition of Matter:  Synthetic recombinant proenzymes designed to improve the quality, safety and performance of proenzymes used in the proposed formulations form part of the research and development program.

Government Approvals

Dr. Julian Kenyon, as Medical Director of Dove Clinic, received approval via a UK Specials License to source a non-commercial supply of an original three component formulation developed by third parties.  This led to the investigator trial sponsored by Dove Clinic and also led to the supply of the treatment to Opal Clinic in Australia, via a similar scheme called the Special Access Scheme.

Based on the favorable results achieved from this trial by the Dove Clinic and the Opal Clinic, as well as some initial experimental animal studies, the results were provided to the Medicinal Products and Healthcare Regulatory Agency, or the MHRA, in the UK, to determine whether we could initiate patient trials.

In 2008, the MHRA approved clinical development on patients with advanced carcinoma. This meeting helped to formalize the development programs established by us, with the objective of seeking worldwide regulatory approval for Propanc™ to establish broader commercial acceptance for this type of treatment and thus enable us to generate global sales.

Since that meeting, we re-evaluated the path we will enter into the clinical trial, since we are now developing an enhanced Propanc™ formulation which contains additional ingredients.  Therefore, we intend to follow a more classical drug development program which includes a scientifically based Phase I study.

The current goals for our lead development program are:

●	Target specific cancer types for trials where there is a clearly defined unmet medical need based on the data generated from the Dove Clinic Investigator trial.

●
Conduct trials in Central Europe, possibly through the German Health Authorities who have experience with oral enzyme therapy and its use in oncology to facilitate a clear path to approval in Europe through the European Medicines Agency and eventually Food and Drug Administration approval.

We intend to meet German Regulators to discuss the newly proposed development program in the second half of 2011.

Clinical Trials

We intend to run the Phase I clinical trials in Central Europe within the next 12 – 18 months.  The trials will be managed and supervised by Professor Klaus Kutz, our Chief Medical Officer, and assisted by Dr. Julian Kenyon and Professor John Smyth, a Scientific Advisory Board Member.

Employees

As of June 21, 2011, we had one employee who was a full time employee.

Our Corporate Information

Our principal executive offices are located at 576 Swan Street, Richmond, VIC, 3121, Australia and our phone number is +61 (0)3 9208 4182.  We were founded in 2010.  Our Australian subsidiary, Propanc Pty Ltd shares offices with us.  It was organized on October 15, 2007.

Corporate History

We were incorporated in the state of Delaware on November 23, 2010.  We were formed for the specific purpose of having shareholders of Propanc Pty Ltd, our Australian subsidiary, directly owning an interest in a U.S. company.  On January 29, 2011, we issued 64,700,525 shares of our common stock in exchange for 64,700,525 shares of Propanc Pty Ltd common stock.

Available Information

Copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents that we will file with or furnish to the SEC will be available free of charge by sending a written request to our Corporate Secretary at our corporate headquarters.  Additionally, the documents we file with the SEC is or will be available free of charge at the SEC’s Public Reference Room at 100 F Street, NE, Washington D.C. 20549. Other information on the operation of the Public Reference Room is or will be available by calling the SEC at (800) SEC-0330.

Property

Our corporate offices are located in Australia.   The lease costs $849 per month and expires on one months notice by either Propanc or the leasing company.

Research and Development

During the last two fiscal years, we have spent $34,031 and $121,369 on research and development expenses.

MANAGEMENT

The following is a list of our directors and executive officers.  All directors serve one-year terms or until each of their successors are duly qualified and elected.  The officers are elected by our Board.

Name	Age	Position
Dr. Douglas Mitchell	72	President and Chairman of the Board
James Nathanielsz	37	Chief Executive Officer, Secretary, Treasurer and Director
Dr. Julian Kenyon	64	Director

Dr. Douglas G. Mitchell, PhD has served as our Chairman of the Board since inception. Dr. Mitchell has served as Chairman of the Board of our Australian company since February 12, 2008.  Dr. Mitchell has previously worked in New York State Department of Health as a research scientist.  Dr. Mitchell later founded CCA Capital Management Inc., a financial investment management company in Albany, New York.  From 2002 to 2005, Dr. Mitchell was also Chancellor of Swinburne University of technology, Melbourne, Australia.  Dr. Mitchell was selected as a director because of his expertise in business and financial management and his knowledge of the scientific field. Dr. Mitchell graduated from the University of Melbourne with a Bachelor of Science degree.  He obtained his Masters of Science and Doctor of Philosophy from the University of London.

James Nathanielsz has served as a director since inception.  Mr. Nathanielsz has served as a director and Chief Executive Officer of our Australian company since October 2007.  From July 2006 until October 2007, Mr. Nathanielsz served as the New Products Manager of Biota Holdings Limited, an anti-infective drug development company in Australia.    Mr. Nathanielsz was selected as a director because he is the Co-Founder of our Australian company and for his experience in R&D and manufacturing and distribution.  Mr. Nathanielsz graduated with a Bachelor of Applied Science, majoring in Biochemistry/Applied Chemistry and subsequently with a Master of Entrepreneurship & Innovation from Swinburne University of Technology in Melbourne, Australia.

Dr. Julian Kenyon has served as a director since inception. Dr. Kenyon founded our Australian company and was appointed as a director of our Australian company on February 12, 2008.  Since 2000, Dr. Kenyon has served as an integrated medical physician and Medical Director of the Dove Clinic for Integrated Medicine in Winchester and London.  Dr. Kenyon is the Founder-Chairman of the British Medical Acupuncture Society in 1980 and Co-Founder of the Centre for the Study of Complementary Medicine in Southampton and London.  Dr. Kenyon was selected as a director because he is the Co-Founder of the Australian subsidiary and the business is based on his initial work at the Dove Clinic.  Dr. Kenyo graduated from the University of Liverpool with a Bachelor of Medicine and Surgery and subsequently with a research degree, Doctor of Medicine.  Since 1972, he was appointed a Primary Fellow of the Royal College of Surgeons, Edinburgh.

Committees of the Board of Directors

We presently do not have an audit committee, compensation committee, or other committee or committees performing similar functions, as our management believes that until this point it has been premature at the early stage of our management and business development to form an audit, compensation or other committees.

Scientific Advisory Board

We have a Scientific Advisory Board that provides independent advice relating to the following:

●	The identification, assessment, evaluation, selection, conduct and management of research projects, both those which are under review and are in progress;
●	Intellectual property;
●	Commercialisation;

The Scientific Advisory Board may also address issues related to improving project selection, formal review processes and management procedures within Propanc Health Group.  The board will generally be composed of an advisory panel of clinicians with expertise in translational research.

As of June 21, 2011, the members of the Scientific Advisory Board are:

●	Professor John Smyth
●	Professor Klaus Kutz (Acting Chief Medical Officer, Propanc Health Group)
●	Professor Karrar Khan
●	Dr. Ralf Brandt

Professor John Smyth

John Smyth has for the past 25 years served as Chair of Medical Oncology in the University of Edinburgh Medical School, where his major research interest is the development and evaluation of new anti-cancer drugs.  He has published over 300 papers and is Editor-in-Chief of the European Journal of Cancer.  He served for several years on the UK Committee on Safety of Medicines; currently Chair's the Expert Advisory Group for Oncology & Haematology for the Commission on Human Medicines and serves on the Expert Oncology Advisory Group to the European Drug Licensing Board.   He is a fellow of the Royal College of Physicians of Edinburgh and London, and fellow of the Royal Society of Edinburgh.  He is a past-president of the European Society of Medical Oncology and was from 2005 - 2007 President of the Federation of European Cancer Societies.

Professor Klaus Kutz

Professor Kutz has ten years experience as independent consultant in Clinical Pharmacology and Safety for pharmaceutical companies and CROs.  His specialty over the last six years is Oncology, including preparation of multiple NDAs and INDs for small and medium sized pharmaceutical companies.  He has prepared, organized and reported clinical Phase I studies in oncology and Phase II studies in different cancer indications (prostate, gastric, ovarian, small cell lung cancer) and Non-Hodgkin Lymphomas.  Professor Kutz has more than 12 years experience as Head of Clinical Pharmacology with world-wide responsibilities for Phase I and Clinical Pharmacokinetics in two internationally operating pharmaceutical companies, setting up and restructuring international Clinical Pharmacology departments. His achievements include the successful world-wide registration of multiple important Sandoz’ compounds by preparation of multiple NDAs (New Drug Applications) and Expert reports (including Written Summary), as well as the preparation of multiple INDs (Investigational New Drug Applications) for Sandoz Pharma Ltd and Sanofi Research.  A specialist for Internal Medicine, Gastroenterology, and Clinical Pharmacology, he is also Professor of Medicine at the University of Bonn, Germany.

Professor Karrar Khan

Professor Khan has over 35 years of experience in drug discovery, pharmaceutical development, registration and management of pharmaceutical scientists.  Professor Khan has also held various product development and management positions with Abbott Laboratories and Beecham Pharmaceuticals.  In these roles, he developed medicines for several therapeutic areas including antibiotics, anti depressant, anti inflammatory, anti obesity, psychosis, cardiovascular, pain, cancer, Parkinson’s disease and diabetes.  Professor Khan developed and contributed to the launch of two once a day controlled release dosage forms.  His expertise ranged from development for phase 1 to phase 3- 4 and significant experience of bringing prescription and OTC products to market on a worldwide bases (contributed to the registration and launch of over 60 pharmaceutical products). He is a qualified person under the EC quality assurance directive. He now works as a pharmaceutical development consultant. Professor Khan has authored or co-authored more than 40 scientific publications and is an inventor of several development patents.  He has been an invited speaker at many national and international conferences.

Dr. Ralf Brandt

Dr. Brandt is the co-founder of vivoPharm. He is a biochemist and cell biologist with over 15 years experience in research programs of experimental oncology. Furthermore, he has immense experience in in vivo pharmacology and anti-cancer drug profiling. He received his Licence (BSc in Biochemistry and Animal Physiology) in 1986, and his PhD (in Biochemistry) in 1991 from the Martin-Luther University of Halle-Wittenberg, Germany. Dr. Brandt was employed at research positions at the National Cancer Institute in Bethesda, MD, USA and at Schering AG, Germany. Since 1990, Dr. Brandt has been active in the field of preclinical oncology. He led the Tumour Biology program at Novartis Pharma AG, Switzerland and established several transgenic mouse lines developing tumours under the control of oncogenes. During Dr. Brandt's long career in the pharmaceutical industry he has acquired significant knowledge and expertise in leading business units and representation of services to the pre-clinical research market. Dr. Brandt is a member of the Scientific Advisory Board at Receptor Inc. in Toronto Canada.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, including our President, Chief Executive Officer and Treasurer.  Although not required, the Code of Ethics also applies to our Board.  The Code provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations, including insider trading, corporate opportunities and whistle-blowing or the prompt reporting of illegal or unethical behavior.  We will provide a copy of the Code of Ethics to any person without charge, upon request.  The request for a copy can be made in writing to 576 Swan Street, Richmond, VIC, 3121, Australia, Attention: Corporate Secretary.

Shareholder Communications

Although we do not have a formal policy regarding communications with the Board, shareholders may communicate with the Board by writing to us at 576 Swan Street, Richmond, VIC, 3121, Australia, Attention: Corporate Secretary, or by facsimile +61 (0) 3 9208 4110.  Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Board Diversity

While we do not have a formal policy on diversity, our Board considers diversity to include the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix.  Our Board believes that diversity brings a variety of ideas, judgments and considerations that benefit Propanc and our shareholders.  Although there are many other factors, the Board seeks individuals with experience in business, financial and scientific research and development.

Board Structure

We have chosen to separate the Chief Executive Officer and Board Chairman positions.  We believe that this Board leadership structure is the most appropriate for Propanc.  Our chairman provides us with significant experience in research and development. Our Chief Executive Officer who is responsible for day to day operations is the founder of Propanc who brings significant experience in manufacturing and distribution.

Board Assessment of Risk

Our risk management function is overseen by our Board.  Our management keeps our Board apprised of material risks and provides our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect Propanc, and how management addresses those risks.  Mr. Nathanielsz, as our Chief Executive Officer works closely together with the Board once material risks are identified on how to best address such risk.  If the identified risk poses an actual or potential conflict with management, our independent directors may conduct the assessment.  Presently, the primary risks affecting Propanc is the lack of working capital, the inability to generate sufficient revenues so that we have positive cash flow from operations and success of future clinical trials.  The Board focuses on these key risks at each meeting and actively interfaces with management on seeking solutions.

EXECUTIVE COMPENSATION

Termination Provisions

Upon termination by Propanc and in accordance with Mr. Nathanielsz employment agreement, Mr. Nathanielsz is entitled to six months base salary.  Upon his resignation, Mr. Nathanielsz is entitled to 12 weeks base salary.

Summary Compensation Table

The following information is related to the compensation paid, distributed or accrued by us for the last two fiscal years to our Chief Executive Officer (principal executive officer).  Mr. Nathanielsz is the only employee to receive compensation in excess of $100,000 in the past two fiscal years. This compensation was paid by our Australian subsidiary.
Summary Compensation Table for Fiscal 2010

Name and Principal Position (a)	Year (b)	Salary ($)(c)	All Other Compensation ($)(i)(2)	Total ($)(j)
James Nathanielsz (1)	2010	96,293	9,523	105,816
Chief Executive Officer	2009	98,580	9,750	108,330
___________
(1)	Under an employment agreement dated August 15, 2010, Mr. Nathanielsz receives a gross annual salary of $150,000AUD per year.

(2)	Represents contributions of 9% of Mr. Nathanielsz’s base salary to a pension fund of which he is the beneficiary.

Under an employment agreement, Mr. Nathanielsz receives a gross annual salary of $150,000AUD per year which includes a 9% contribution to a pension of which he is the beneficiary.

Outstanding Equity Awards

There are no outstanding equity awards.

Equity Compensation Plan Information

We currently do not have an equity compensation plan.

Director Compensation

We do not pay cash compensation to our directors for service on our Board and our employees do not receive compensation for serving as members of our Board.  Directors are reimbursed for reasonable expenses incurred in attending meetings and carrying out duties as board members.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of our voting stock beneficially owned, as of June 21, 2011 by (i) those persons known by Propanc to be owners of more than 5% of Propanc’s common stock, (ii) each director, (iii) our Named Executive Officer, and (iv) all executive officers and directors as a group:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner(1)	Percent of Class (1)

Common Stock	James Nathanielsz 576 Swan Street Richmond, VIC, 3121, Australia (2)	10,032,261	13.9%

Common Stock	Dr. Douglas Mitchell 145 Male Street Brighton 3186, Australia (3)	32,938,614	45.8%

Common Stock	Dr. Julian Kenyon Beechwood, Embley Lane East Wellow, Near Romsey, Hampshire, SO51 6DN, United Kingdom (4)	10,834,064	15.1%

Common Stock	All directors and executive officers as a group (3 persons)	53,804,939	74.8%

5% Shareholders:

Common Stock	Ostrowski Properties Pty Ltd 33 Allambee Avenue Elsternwick, VIC, 3185, Australia (5)	6,300,395	8.8%
______________
* Less than 1%

(1)
Applicable percentages are based on 71,915,889 shares outstanding, adjusted as required by rules of the SEC.  Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.  Unless otherwise indicated in the footnotes to this table, Propanc believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.

(2)
Mr. Nathanielsz is a director and executive officer.  Represents shares of common stock held by North Horizon Investments Pty Ltd ATF Nathanielsz Family Trust.  Mr. Nathanielsz has voting and investment power over these shares.

(3)	Dr. Mitchell is a director and executive officer. Shares are held by Putney Consultants Ltd., an entity controlled by Dr. Mitchell.
(4)	Dr. Kenyon is a director. Represents shares of common stock.
(5)	Mr. Jan Ostrowski and Mrs. Ywonna Ostrowski, Mr. Nathanielsz’s father-in-law and mother-in-law, have voting power and investment power over these shares.

RELATED PARTY TRANSACTIONS

From October 2009 through May 2010, Dr. Douglas Mitchell, a director and executive officer, lent a total of $89,000 to Propanc.  As of the date of this prospectus, Propanc owes Mr. Mitchell approximately $75,000 under this non-interest bearing loan.  Also, Dr. Mitchell and Dr. Kenyon are owed approximately $64,000 for travel and startup costs incurred in October 2007.

From inception, we borrowed approximately $370,000, which including interest, totaled $534,856 from three directors, one of whom is also an officer, where the loans had no specific repayment terms and bore interest at a rate of 30% per annum. The loans were to be convertible into shares of common stock at $0.16 per share.  On May 13, 2010 loans and accrued interest due to directors was converted into 3,305,615 shares of common stock.

SELLING SHAREHOLDERS

The following table provides information about each selling shareholder listing how many shares of our common stock they own on the date of this prospectus, how many shares are offered for sale by this prospectus, and the number and percentage of outstanding shares each selling shareholder will own after the offering assuming all shares covered by this prospectus are sold.  Each of our officers and director is a selling shareholder as disclosed in the notes to the following table.  Except as disclosed in this prospectus, none of the selling shareholders have had any position, office, or material relationship with us or our affiliates within the past three years. The information concerning beneficial ownership has been taken from our stock transfer records and information provided by the selling shareholders.  Information concerning the selling shareholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

We do not know when or in what amounts a selling shareholder may offer shares for sale. The selling shareholders may not sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the selling shareholder.

Unless otherwise indicated, the selling shareholders have sole voting and investment power with respect to their shares of common stock.  All of the information contained in the table below is based upon information provided to us by the selling shareholders, and we have not independently verified this information.  The selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933 or the Securities Act.

The number of shares outstanding and the percentages of beneficial ownership are based on 71,915,889 shares of our common stock issued and outstanding as of June 21, 2011.  For the purposes of the following table, the number of shares common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, or the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose.  Under Rule 13d-3, beneficial ownership includes any shares as to which a selling shareholder has sole or shared voting power or investment power and also any shares which that selling shareholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

Name (1)	Number of securities beneficially owned before offering	Number of securities to be offered	Number of securities owned after offering	Percentage of securities beneficially owned after offering

Academic Hearing Aids Pty Ltd. (1)	280,000	56,000	224,000	*
Bassey LLC (2)	610,702	122,140	488,562	*
Mario Beckles	2,354,793	470,959	2,211,606	3.1%
Paul Clayton	640,599	128,119	512,480	*
Henkell Brothers Australia Pty Ltd. (3)	277,778	55,555	222,223	*
Joshua Investments Pty Ltd. (4)	165,000	33,000	132,000	*
Dr. Julian Kenyon (5)	10,834,064	2,166,812	8,667,252	12.1%
Naibek Pty Ltd (6)	1,092,112	218,422	873,690	1.2%
North Horizon Investments Pty Ltd. (7)	10,032,261	2,006,452	8,025,809	11.2%
Northwind Trading Pty Ltd.	450,000	90,000	360,000	*
Notestar Pty Ltd. (8)	556,000	111,200	444,800	*
Ostrowski Properties Pty Ltd. (9)	6,300,395	1,260,079	5,040,316	7.0%
Putney Consultants Ltd. (10)	32,938,614	6,587,722	26,350,892	36.6%
Arnon Rodriguez	4,860,571	972,114	4,216,189	5.9%
Segev Nominees Pty Ltd. (11)	223,000	44,600	178,400	*
Suzani Pty Ltd. (13)	300,000	60,000	240,000	*

* Less than 1%.

(1)	Mr. Richard Dowell has voting power and dispositive control over these shares.

(2)	Mr. Ron Bassey has voting power and dispositive control over these shares.

(3)	Mr. Hans Henkell has voting power and dispositive control over these shares.

(4)	Mr. Josef Zelinger has voting power and dispositive control over these shares.

(5)	Dr. Julian Kenyon is a director of Propanc.

(6)	Mr. Mark Smith has voting power and dispositive control over these shares.

(7)	Mr. James Nathanielsz and Mrs. Sylvia Nathanielsz have voting power and dispositive control over these shares. Mr. Nathanielsz is an officer and director of Propanc.

(8)	Mr. Paul Mazor has voting power and dispositive control over these shares.

(9)	Mr. Jan Ostrowski and Mrs. Ywonna Ostrowski have voting power and dispositive control over these shares.

(10)	Dr. Douglas Mitchell, a director and executive officer of Propanc, has voting power and dispositive control over these shares.

(11)	Mr. Nick Loizou has voting power and dispositive control over these shares.

(12)	Mr. Richard Alston has voting power and dispositive control over these shares.

DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of blank check preferred stock, par value $0.01 per share.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Anti-takeover Effects of Delaware Law

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law.  In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various “business combination” transactions such as a merger with any interested shareholder which includes, a shareholder owning 15% of a corporation’s outstanding voting securities, for a period of three years after the date in which the person became an interested shareholder, unless:

●	The transaction is approved by the corporation’s Board prior to the date the shareholder became an interested shareholder;
●
Upon closing of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors of the corporation outstanding excluding those shares owned by persons who are both directors and officers and specified types of employee stock plans; or

●	On or after such date, the business combination is approved by the Board and at least 66 2/3% of outstanding voting stock not owned by the interested shareholder.

A Delaware corporation may opt out of Section 203 with either an express provision in its original Certificate of Incorporation or an amendment to its Certificate of Incorporation or Bylaws approved by its shareholders.  We have not opted out of this Statute.  This Statute could prohibit, discourage or delay mergers or other takeover attempts to acquire us.

Dividends

We have not paid dividends on our common stock since inception and do not plan to pay dividends on our common stock in the foreseeable future.

Transfer Agent

Direct Transfer LLC is acting as our transfer agent.  The contact information for Direct Transfer LLC is 500 Perimeter Park Drive, Suite D, Morrisville, North Carolina 27560, phone: (919) 481-4000 and facsimile (202) 521-3505.

Share Eligible for Future Sale

We are registering 19,383,174 shares of common stock.  Beginning July 29, 2011, the remaining shares of our common stock will be available for sale under Rule 144 provided that we are current in our filings with the SEC.

PLAN OF DISTRIBUTION

Upon effectiveness of the registration statement, of which this prospectus is a part, we will conduct the sale of shares we are offering on a self-underwritten, best-efforts basis. This offering will be conducted on a best-efforts basis utilizing the efforts of our officers and director.  There is no public market for our common stock. To date, we have not obtained listing or quotation of our securities on a national stock exchange or association, or inter-dealer quotation system. We have not identified any market makers with regard to assisting us to apply for such quotation. We are unable to estimate when we expect to undertake this endeavor or whether we will be successful. In the absence of listing, no market is available for investors in our common stock to sell the shares offered herein. We cannot guarantee that a meaningful trading market will develop or that we will be able to get the shares listed for trading.

If the shares ever become tradable, the trading price of such could be subject to wide fluctuations in response to various events or factors, many of which are beyond our control. As a result, investors may be unable to sell the shares at a price greater than the price at which they are being offered. We do not anticipate entering into any agreements or arrangements for the sale of the shares with any broker/dealer or sales agent.  However, if we were to enter into such arrangements, we will file a post effective amendment to disclose those arrangements.

We will not be conducting a mass-mailing in connection with this offering, nor will we use the Internet to conduct this Offering.

Our CEO, James Nathanielz, is not subject to a statutory disqualification as such term is defined in Section 3(a)(39) of the Securities Exchange Act of 1934.  He will rely on Rule 3a4-1 to sell our securities without registering as a broker-dealer.  Mr. Nathanielz serves as an our Chief Executive Officer and primarily perform substantial duties for or on our behalf otherwise than in connection with transactions in securities and will continue to do so at the end of the offering, and has not been a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and has not nor will not participate in the sale of securities for any issuer more than once every 12 months.  He will not receive commissions in connection with his participation.

We plan to offer our shares to the public at a price of $1.50 per share, with no minimum amount to be sold.  Our officers and directors will not purchase any shares under this offering.  We will keep the offering open until we sell all of the shares registered, or for ninety (90) days from the date of this offering, whichever occurs first.  The Board of Directors may also elect to extend the offering for up to a further ninety (90) days, if all shares have not been sold by the end of the initial ninety (90) day period. There can be no assurance that we will sell all or any of the shares offered.  We have no arrangement or guarantee that we will sell any shares.

In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied. The purchasers in this offering and in any subsequent trading market must be residents of such states where the shares have been registered or qualified for sale or an exemption from such registration or qualification requirement is available. As of this date, we intend to offer our common stock upon effectiveness of this prospectus in New York, Florida, Massachusetts, Connecticut and Illinois.

Investors can purchase the shares in this offering by contacting the company. All payments must be made in United States currency either by personal check, bank draft, or cashier’s check. There is no minimum subscription requirement. We expressly reserve the right to either accept or reject any subscription. All accepted subscription agreements are irrevocable. Any subscription rejected will be returned to the subscriber within five (5) business days of the rejection date. Furthermore, once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber. Once we accept a subscription, the subscriber cannot withdraw it.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Gersten Savage LLP, New York, New York.

EXPERTS

The audited financial statements appearing in this prospectus and registration statement for the years ended June 30, 2010 and 2009 and for the period from October 15, 2007 (Inception) through June 30, 2010, have been audited by Salberg & Company, P.A., an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering.  This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement.  For further information with respect to us and the shares of our common stock to be sold in this offering, we make reference to the registration statement.   You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549, on official business days during the hours of 10:00 AM to 3:00 PM.   You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Also, the SEC maintains an internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC, including the registration statement.  The website address is www.sec.gov.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of:
Propanc Health Group Corporation:

We have audited the accompanying balance sheets of Propanc Health Group Corporation (a development stage company) at June 30, 2010 and 2009, and the related statements of operations and comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended June 30, 2010 and for the period from October 15, 2007 (Inception) through June 30, 2010. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Propanc Health Group Corporation (a development stage company) as of June 30, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2010 and for the period from October 15, 2007 (Inception) through June 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a net loss and net cash used in operating activities in 2010 of $842,487 and $191,509, respectively, and has a working capital deficit, stockholders' deficit and a deficit accumulated during development stage of $190,820, $186,903 and $1,694,363, respectively, at June 30, 2010. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan in regards to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
June 22, 2011

PROPANC HEALTH GROUP CORPORATION
(A Development Stage Company)
BALANCE SHEETS

	June 30,
	2010	2009

ASSETS

CURRENT ASSETS:
Cash	$528	$18,507
GST Tax Receivable	18,456	4,819
Other current assets	20,961	2,775

TOTAL CURRENT ASSETS	39,945	26,101

Property and Equipment, net	3,917	5,415

TOTAL ASSETS	$43,862	$31,516

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$42,215	$10,985
Accrued expenses and other payables	38,673	2,418
Due to directors - related parties	53,222	50,751
Loans from directors - related parties	75,579	303,690
Accrued interest - related parties	-	59,093
Employee benefit liability	21,076	13,970

TOTAL CURRENT LIABILITIES	230,765	440,907

Commitments and Contingencies (See Note 9)

STOCKHOLDERS' DEFICIT:
Preferred stock, $0.01 par value;10,000,000 shares
authorized; zero shares issued and outstanding as of
June 30, 2010 and 2009, respectively	-	-
Common stock, $0.001 par value;100,000,000 shares
authorized; 56,281,061 and 51,300,000 shares issued and
outstanding as of June 30, 2010 and 2009, respectively	56,281	51,300
Additional Paid-in Capital	1,551,766	444,387
Accumulated other comprehensive income (loss)	(100,587)	(53,202)
Deficit accumulated during development stage	(1,694,363)	(851,876)

TOTAL STOCKHOLDERS' DEFICIT	(186,903)	(409,391)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$43,862	$31,516

The accompanying notes are an integral part of these financial statements.

PROPANC HEALTH GROUP CORPORATION
 (A Development Stage Company)
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009, AND
FOR THE PERIOD FROM OCTOBER 15, 2007 (INCEPTION) TO JUNE 30, 2010

			For the period from
			October 15,
			2007 (Inception)
	Year Ended June 30,		to June 30,
	2010	2009	2010

REVENUE
Royalty revenue - related party	$-	$2,657	$30,974

OPERATING EXPENSES
Administration expenses	680,110	258,835	1,276,770
Occupancy expenses	12,061	14,466	31,781
Research and development	34,031	121,369	252,267
TOTAL OPERATING EXPENSES	726,202	394,670	1,560,818

LOSS FROM OPERATIONS	(726,202)	(392,013)	(1,529,844)

OTHER INCOME (EXPENSES)
Interest expense	(116,674)	(54,522)	(171,196)
Interest income	64	2,866	8,425
Foreign currency transaction gain (loss)	325	(180)	(1,748)
TOTAL OTHER INCOME (EXPENSES)	(116,285)	(51,836)	(164,519)

NET LOSS	(842,487)	(443,849)	(1,694,363)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation	(47,385)	(50,680)	(100,587)

COMPREHENSIVE LOSS	$(889,872)	$(494,529)	$(1,794,950)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.02)	$(0.01)	$(0.05)

BASIC AND DILUTED WEIGHTED
AVERAGE SHARES OUTSTANDING	51,952,264	41,829,231	36,096,622

The accompanying notes are an integral part of these financial statements.

PROPANC HEALTH GROUP CORPORATION
 (A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009, AND
FOR THE PERIOD FROM OCTOBER 15, 2007 (INCEPTION) TO JUNE 30, 2010

							Deficit
						Accumulated	Accumulated
	Preferred Stock		Common Stock			Other	During	Total
	Number of		Number of		Additional	Comprehensive	Development	Stockholders'
	Shares	Value	Shares	Value	Paid-in Capital	Loss	Stage	Equity (Deficit)

Balance at October 15, 2007 (Inception of Development Stage)	-	-	-	-	-	-	-	-

Issuance of Common Stock for cash @ $0.01 - related parties	-	-	41,040,000	41,040	(41,022)	-	-	18

Contributed capital - related party	-	-	-	-	495,665	-	-	495,665

Foreign currency translation gain (loss)	-	-	-	-	-	(2,522)	-	(2,522)

Net loss, October 15, 2007 (Inception) through June 30, 2008	-	-	-	-	-	-	(408,027)	(408,027)

Balance at June 30, 2008	-	-	41,040,000	41,040	454,643	(2,522)	(408,027)	85,134

Issuance of Common Stock for cash @ $0.01 - related parties	-	-	10,260,000	10,260	(10,256)	-	-	4

Foreign currency translation gain (loss)	-	-	-	-	-	(50,680)	-	(50,680)

Net loss, June 30, 2009	-	-	-	-	-	-	(443,849)	(443,849)

Balance at June 30, 2009	-	-	51,300,000	51,300	444,387	(53,202)	(851,876)	(409,391)

Issuance of common stock for cash @ $0.18	-	-	583,334	583	91,227	-	-	91,810

Issuance of stock for services	-	-	1,092,112	1,092	175,613	-	-	176,705

Officer shares contributed to third party for services rendered	-	-	-	-	299,737	-	-	299,737

Conversion of notes payable and accrued interest to common stock - Related parties	-	-	3,305,615	3,306	531,550	-	-	534,856

Gain on related party debt converted to common stock	-	-	-	-	9,252	-	-	9,252

Foreign currency translation gain (loss)	-	-	-	-	-	(47,385)	-	(47,385)

Net loss, June 30, 2010	-	-	-	-	-	-	(842,487)	(842,487)

Balance at June 30, 2010	-	$-	56,281,061	$56,281	$1,551,766	$(100,587)	$(1,694,363)	$(186,903)

The accompanying notes are an integral part of these financial statements.

(A Development Stage Company)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009,
AND FOR THE PERIOD FROM OCTOBER 15, 2007 (INCEPTION) TO JUNE 30, 2010

			For the Period from
	Year Ended June 30,		October 15, 2007 (Inception)
	2010	2009	to June 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(842,487)	$(443,849)	$(1,694,363)
Adjustments to Reconcile Net loss to Net Cash Used in Operating Activities:
Issuance of common stock for services	176,705	-	176,705
Officer shares contributed to third party consultant	299,737	-	299,737
Depreciation expense	1,828	2,232	6,500
Changes in Assets and Liabilities:
Accounts receivable	-	2,977	(664)
GST receivable	(13,917)	192	(19,396)
Other assets	(18,743)	200	(21,919)
Accounts payable	31,874	5,287	43,089
Provision for annual leave	6,673	6,758	20,928
Accrued expenses	37,526	(36,669)	48,431
Accrued interest	129,295	54,522	183,817

NET CASH USED IN OPERATING ACTIVITIES	(191,509)	(408,350)	(957,135)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	-	-	(11,280)

NET CASH USED IN INVESTING ACTIVITIES	-	-	(11,280)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock	91,810	-	91,810
Contributed capital	-	-	495,665
Subscription receivable - related party	-	4	22
Related party expenses paid on behalf of company	-	-	57,262
Loan payable to principal stockholder	89,000	280,174	369,174

NET CASH PROVIDED BY FINANCING ACTIVITIES	180,810	280,178	1,013,933

Effect of exchange rate changes on cash	(7,280)	(40,248)	(44,990)

NET INCREASE (DECREASE) IN CASH	(17,979)	(168,420)	528

CASH AT BEGINNING OF YEAR	18,507	186,927	-

CASH AT END OF YEAR	$528	$18,507	$528

Supplemental Disclosure of Cash Flow Information

Cash paid during the period:
Interest	$-	$-	$-
Income Tax	$-	$-	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities

Conversion of notes payable to common stock	$341,208	$-	$341,208
Conversion of accrued interest to common stock	$193,648	$-	$193,648
Gain on related party debt conversion	$9,252	$-	$9,252

The accompanying notes are an integral part of these financial statements.

PROPANC HEALTH GROUP CORPORATION
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

NOTE 1 – NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Nature of the Business

Propanc Health Group Corporation, formerly Propanc PTY LTD, ("the Company", "we", "us", "our") is a development stage enterprise.  Propanc PTY LTD was incorporated in Melbourne, Victoria Australia on October 15, 2007 and is based in  Richmond, Victoria Australia. Since inception, substantially all of the efforts of the Company have been the developing and marketing of new cancer treatments targeting high risk patients who need a follow up, non toxic, long term therapy which prevents the cancer from returning and spreading. The Company is in the development stage and has begun raising capital, financial planning, establishing sources of supply, and acquiring property and equipment. The Company anticipates establishing global markets for its technologies.

On November 23, 2010, Propanc Health Group Corporation was incorporated in the state of Delaware. In January 2011, Propanc Health Group Corporation acquired all of the outstanding shares of Propanc PTY LTD on a one-for-one basis making it a wholly-owned subsidiary.  The results of operations through June 30, 2010 are that of the subsidiary, Propanc PTY LTD.  All share and per share data in the accompanying financial statements has been retroactively adjusted for this recapitalization giving effect to a share par value of $0.001.

Basis of Presentation

The financial statements are presented in accordance with Financial Accounting Standards Board Accounting Standards Codification ASC 915 for development stage entities. As such, the Company is presented as in the development stage from October 15, 2007 (Inception) through June 30, 2010. See also Note 2.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.  Significant estimates in the accompanying financial statements include the estimates of depreciable lives and valuation of property and equipment, allowance for uncollectable receivables, valuation of equity based instruments issued for other than cash, the valuation allowance on deferred tax assets and foreign currency translation due to certain average exchange rates applied in lieu of spot rates on translation dates.

Foreign Currency Translation and Comprehensive Income (Loss)

The Company’s functional currency is the Australian dollar (AUS). For financial reporting purposes, the Australian dollar has been translated into United States dollars ($) and/or USD as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Equity transactions are translated at each historical transaction date spot rate. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity (deficit) as “accumulated other comprehensive income (loss).” Gains and losses resulting from foreign currency transactions are included in the statement of operations and comprehensive loss as other income (expense). There has been no significant fluctuations in the exchange rate for the conversion of Australian dollars to USD after the balance sheet date.

Comprehensive income for the periods ended June 30, 2010, 2009, and 2008 included foreign currency translation gain (loss).

PROPANC HEALTH GROUP CORPORATION
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Fair Value of Financial Instruments and Fair Value Measurements

We measure our financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash and cash equivalents, accounts and other receivables, accounts payable and accrued and other liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for notes payable, net of discount, also approximate fair value because current interest rates available to us for debt with similar terms and maturities are substantially the same.

We adopted accounting guidance for fair value measurements of financial assets and liabilities. The adoption did not have a material impact on our results of operations, financial position or liquidity. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and at banks, short-term deposits with an original maturity of three months or less held at call with financial institutions, and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities on the balance sheets.  There were no overdrafts or cash equivalents as of June 30, 2010 or 2009.

Receivables

As amounts become uncollectible, they will be charged to an allowance or operations in the period when a determination of uncollectability is made. Any estimates of potentially uncollectible customer accounts receivable will be made based on an analysis of individual customer and historical write-off experience. The Company’s analysis included the age of the receivable account, creditworthiness, and general economic conditions.

Property, Plant, and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals, and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the declining balance method. The depreciable amount is the cost less its residual value.

The estimated useful lives are as follows:

Machinery and equipment  3  years

PROPANC HEALTH GROUP CORPORATION
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Patents

If and once a patent has been granted by a regulatory agency, Patents will be stated at cost and amortized on a straight-line basis over the estimated future periods, once determined, to be benefited. The Company will write-off any capitalized costs for patents not granted by the USPTO.

Impairment of Long-Lived Assets

In accordance with ASC 360-10, Long-lived assets, which include property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.  Based on its review, the Company believes that, as of June 30, 2010, and 2009, there was no significant impairment of its long-lived assets.

Employee Benefit/Liability

Liabilities arising in respect of wages and salaries, annual leave, accumulated sick leave and any other employee benefits expected to be settled within twelve months of the reporting date are measured at their nominal amounts based on remuneration rates which are expected to be paid when the liability is settled. All other employee benefit liabilities are measured at the present value of the estimated future cash outflow to be made in respect of services provided by employees up to the reporting date.  All employee liabilities are owed within the next twelve months.

Australian Goods and Services Tax (GST)

Revenues, expenses and assets are recognized net of the amount of GST. The GST incurred is payable on revenues to, and recoverable on purchases from, the Australian Taxation Office. Receivables and payables in the balance sheets are shown inclusive of GST.

Cash flows are presented in the statements of cash flow on a gross basis, except for the GST component of investing and financing activities, which are disclosed as operating cash flows.

As of June 30, 2010 and 2009 the Company was owed $18,456 and $4,819 from the Australian Taxation Office. These amounts were fully collected subsequent to the balance sheet reporting dates.

Income Taxes

The Company is governed by the income tax laws of the Australian Taxation Office. The Company follows FASB ASC 740 when accounting for income taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes.  Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The Company adopted provisions of ASC 740, Sections 25 through 60, “Accounting for Uncertainty in Income Taxes."  These sections provide detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized upon the adoption of ASC 740 and in subsequent periods. Upon the adoption of ASC 740, the Company had no unrecognized tax benefits. During the years ended June 30, 2010 and 2009 no adjustments were recognized for uncertain tax benefits. All years from 2008 through 2010 are still subject to audit.

PROPANC HEALTH GROUP CORPORATION
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Research and Development Tax Credits

The Company may apply for Research and Development tax concessions with the Australian Taxation Office on an annual basis.  Although the amount is possible to estimate at year end, the Australian Taxation Office may reject or materially alter the claim amount. Accordingly, the Company does not recognize the benefit of the claim amount until cash receipt since collectability is not certain until such time.  The  tax concession is a refundable credit.  If the Company has net income then the Company can receive the credit which reduces its income tax liability.  If the Company has net losses then the Company may still receive a cash payment for the credit, however, the Company's net operating loss carryforwards are reduced by the gross equivalent loss that would produce the credit amount when the income tax rate is applied to that gross amount.  The concession is recognized as an income tax benefit, in operations, upon receipt.  There were no concessions received for any periods prior to June 30, 2010.

Share Based Compensation

The Company records stock based compensation in accordance with ASC section 718, “Stock Compensation” and Staff Accounting Bulletin (SAB) No. 107 (SAB 107) issued by the Securities and Exchange Commission (SEC) in March 2005 regarding its interpretation of ASC 718.  ASC 718 requires the fair value of all stock-based employee compensation awarded to employees to be recorded as an expense over the related requisite service period. The statement also requires the recognition of compensation expense for the fair value of any unvested stock option awards outstanding at the date of adoption.  The Company values any employee or non-employee stock based compensation at fair value using the Black-Scholes Option Pricing Model.

Revenue Recognition

In accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, (codified in ASC 605) the Company recognizes revenue when (i) persuasive evidence of a customer or distributor arrangement exists or acceptance occurs, (ii) a retailer, distributor or wholesaler receives the goods, (iii) the price is fixed or determinable, and (iv) collectability of the sales revenues is reasonably assured. Subject to these criteria, the Company recognizes revenue relating to royalties on product sales in the period in which the sale occurs and the royalty term has begun.

Start-up Costs

In accordance with ASC 720-15-15, start-up costs are expensed as incurred.

Research and Development Costs

In accordance with ASC 7-30-10, Research and development costs are expensed when incurred.  Total research and development costs for the years ended June 30, 2010 and 2009 were $34,031 and $121,369 respectively.

Basic and Diluted Net Loss Per Common Share

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period.  Diluted net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding for the period and, if dilutive, potential common shares outstanding during the period.  Potentially dilutive securities consist of the incremental common shares issuable upon exercise of common stock equivalents such as stock options and convertible debt instruments.  Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive.  As of June 30, 2010 and 2009, there were no potentially dilutive securities.  As a result, the basic and diluted per share amounts for all periods presented are identical.

Environmental Regulation

The Company’s specific operations are not regulated by any significant environmental regulation under a law of the Commonwealth, State or a Territory in Australia.

PROPANC HEALTH GROUP CORPORATION
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Recently Adopted Accounting Pronouncements

ASC 820-10 (formerly SFAS No. 157) establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this standard relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. This standard is effective for fiscal years beginning after November 15, 2007; however, it provides a one-year deferral of the effective date for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. The Company adopted this standard for financial assets and financial liabilities and nonfinancial assets and nonfinancial liabilities disclosed or recognized at fair value on a recurring basis (at least annually) as of July 1, 2008. The Company adopted the standard for nonfinancial assets and nonfinancial liabilities on July 1, 2009. The adoption of this standard in each period did not have a material impact on its financial statements.

ASC 805 (formerly SFAS No. 141R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. This standard also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This standard was adopted by the Company beginning July 1, 2009 and will change the accounting for business combinations on a prospective basis.

ASC 810-10 (formerly SFAS No. 160) requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. The standard establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation and expands disclosures in the consolidated financial statements. This standard is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years.  This standard is not currently applicable to the Company.

ASC 815-10 (formerly SFAS No. 161) is effective July 1, 2009. This standard requires enhanced disclosures about derivative instruments and hedging activities to allow for a better understanding of their effects on an entity’s financial position, financial performance, and cash flows. Among other things, this standard requires disclosures of the fair values of derivative instruments and associated gains and losses in a tabular formant. This standard is not currently applicable to the Company since the Company does not have derivative instruments or hedging activity.

ASC 350-30 and 275-10 (formerly FSP FAS 142-3) amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. This standard is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. This standard is not currently applicable to the Company.

ASC 260-10 (formerly FSP EITF 03-6-1) provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. This standard is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company does not currently have any share-based awards that would qualify as participating securities. Therefore, application of this standard did not have an effect on the Company's financial reporting.

ASC 470-20 (formerly FSP APB 14-1) will be effective for financial statements issued for fiscal years beginning after December 15, 2008. The standard includes guidance that convertible debt instruments that may be settled in cash upon conversion should be separated between the liability and equity components, with each component being accounted for in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest costs are recognized in subsequent periods. This standard is currently not applicable to the Company.

PROPANC HEALTH GROUP CORPORATION
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

ASC 815-10 and 815-40 (formerly EITF No. 07-5) are effective for financial statements for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The standard addresses the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which is the first part of the scope exception for the purpose of determining whether the instrument is classified as an equity instrument or accounted for as a derivative instrument which would be recognized either as an asset or liability and measured at fair value. The standard shall be applied to outstanding instruments as of the beginning of the fiscal year in which this standard is initially applied. Any debt discount that was recognized when the conversion option was initially bifurcated from the convertible debt instrument shall continue to be amortized. The cumulative effect of the change in accounting principles shall be recognized as an adjustment to the opening balance of retained earnings. This standard is currently not applicable to the Company.

ASC 825-10 (formerly FSP FAS 107-1 and FSP APB 28-1) requires disclosures about the fair value of financial instruments for interim reporting periods. This standard is effective for interim reporting periods ending after June 15, 2009. The adoption of this standard did not have a material impact on the Company’s financial statements.

ASC 820-10 (formerly FSP FAS 157-4) provides additional guidance for Fair Value Measurements when the volume and level of activity for the asset or liability has significantly decreased. This standard is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this standard did not have a material effect on its financial statements.

ASC 320-10 (formerly FSP FAS 115-2 and FSP FAS 124-2) amends the other-than-temporary impairment guidance for debt and equity securities. This standard is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this standard did not have a material effect on its financial statements.

ASC 855-10 (formerly SFAS No. 165) is effective for interim or annual financial periods ending after June 15, 2009 and establishes general standards of accounting and disclosure of events that occur after the balance sheet but before financial statements are issued or are available to be issued.

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, The FASB Accounting Standards Codification, which establishes the Codification as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. This standard is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this standard changes the referencing of financial standards.  The Company has either referred solely to the undated codification in the financial statements or both standards where such disclosure was deemed helpful.

In January 2010, FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (ASC Topic 820), Improving Disclosures about Fair Value Measurements. This update provides amendments to ASC Topic 820 that will provide more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. This standard is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. This standard is not currently applicable to the Company.

In January 2010, FASB issued ASU No. 2010-05, Compensation – Stock Compensation (ASC Topic 718), Escrowed Share Arrangements and the Presumption of Compensation. This update codifies Emerging Issues Task Force D-110. This standard is not currently applicable to the Company.

PROPANC HEALTH GROUP CORPORATION
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

In January 2010, FASB issued ASU N0. 2010-01, Equity (ASC Topic 505), Accounting for Distributions to Shareholders with Components of Stock and Cash. The update clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected prospectively in earnings per share and is not considered a stock dividend for purposes of ASC Topic 505 and Topic 260, Earnings Per Share. This standard is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. This standard is not currently applicable to the Company.

As of June 30, 2010, the FASB has issued Accounting Standards Updates (ASU) through No. 2010-19. None of the ASUs have had an impact on the Company’s financial statements.

PROPANC HEALTH GROUP CORPORATION
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  For the years ended June 30, 2010 and 2009, the Company had a net loss of $842,487 and $443,849, respectively, and net cash used in operations of $191,509 and $408,350, respectively.  Additionally, as of June 30, 2010, the company had a working capital deficit, a stockholders’ deficit and a deficit accumulated during development stage of $190,820, $186,903 and $1,694,363, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

The Company is in the development stage at June 30, 2010 and has been since its October 15, 2007 inception. Successful completion of the Company’s development program and, ultimately, the attainment of profitable operations are dependent upon future events, including obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company’s cost structure. However, there can be no assurances that the Company will be able to secure additional equity investment or achieve an adequate sales level.

Subsequent to the June 30, 2010 balance sheet date, the Company has raised $1,283,130 in equity capital.

NOTE 3 – PROPERTY AND EQUIPMENT

Property, plant, and equipment consist of the following as of June 30,

	2010	2009

Office equipment at cost	$10,484	$9,997
Less: Accumulated depreciation	(6,567)	(4,582)

Total property, plant, and equipment	$3,917	$5,415

Depreciation expense for the years ended June 30, 2010 and 2009 were $1,828, and $2,232, respectively.

PROPANC HEALTH GROUP CORPORATION
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

NOTE 4 – OTHER CURRENT ASSETS

Other assets consists of the following as of June 30,

	2010	2009

Prepaid expense	$16,984	$-
Prepaid insurance	3,977	-
Security bond	-	2,775

	$20,961	$2,775

NOTE 5 – DUE TO DIRECTORS - RELATED PARTY

Due to directors - related party represents unsecured advances made by the directors for operating expenses on behalf of the Company such as intellectual property and formation expenses. The expenses were paid for on behalf of the Company are due upon demand.  The Company is currently not being charged interest under these advances. The total amount owed these directors at June 30, 2010 and 2009 is $53,222 and $50,751 respectively.

NOTE 6 – LOAN FROM DIRECTORS - RELATED PARTY

During 2009, the Company entered into convertible loans from three directors, one of whom is also an officer, where the loans had no specific repayment terms and bore interest at a rate of 30% per annum. The loans were to be convertible into shares of common stock at a conversion rate equal to what the first cash investor subscribed for.  The Company evaluated ASC 815 and determined that the conversion features do not cause bifurcation and treatment of the embedded conversion option as a derivative liability because  the Company was privately held and its stock was not publicly traded and no market existed.  Therefore, the underlying conversion shares were not readily convertible to cash which is a criteria for derivative treatment.  Furthermore, there was no beneficial conversion feature value at the note date as the value of the debt converted was to be equal to the fair market value of the stock as evidenced by the Company's first cash investor.  On May 13, 2010 loans and accrued interest due to directors was converted into 3,305,615 shares of common stock.  (See Note 8)

During 2010, the Company received additional proceeds from a director.  These advances are non-interest bearing.  The total amount owed the director at June 30, 2010 is $75,579.

PROPANC HEALTH GROUP CORPORATION
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

NOTE 7 – INCOME TAXES

The Company follows ASC 740, under which an entity recognizes deferred tax assets and liabilities for future tax consequences or for events that were previously recognized in the Company’s financial statements or tax returns.  The measurement of deferred tax assets and liabilities is based on enacted tax law provisions.  The effects of future changes in tax laws or rates are not anticipated.  At June 30, 2010, the Company operated exclusively in Australia.  Accordingly, the Company is wholly subject to Australia income tax laws and regulations, which are administered by the Australian Taxation Office.

At June 30, 2010, the Company has a net operating loss (NOL) that approximates $1,205,319.   Consequently, the Company may have NOL carryforwards available for income tax purposes, which will continue to be available until they are recovered through earning taxable income.  Deferred tax assets would arise from the recognition of anticipated utilization of these net operating losses to offset future taxable income.   The NOL is subject to a reduction of up to $251,400 if a research and development credit the Company applied for is granted by the Australian Taxation Office.

The components for the provision for income taxes are as follows:

Year Ended
	June 30,	June 30,
	2010	2009

Current Taxes	$-	$-
Deferred Taxes	-	-
Provision for Income Taxes	$-	$-

The items accounting for the difference between income taxes at the Australia statutory rate of 30% and the provision for income taxes are as follows:

	Year Ended
	June 30,		June 30,
	2010		2009
	Amount	Impact on Rate	Amount	Impact on Rate

Income Tax Expense (Benefit) at Australia Statutory Rate	$(252,747)	30.00%	$(133,155)	30.00%

Stock Based Compensation	140,356	-16.66%	-	0.00%

Change in Deferred Tax Valuation Allowance	120,536	-14.31%	124,006	-27.94%

Foreign Exchange Rate Changes	(8,145)	0.97%	9,149	-2.06%

Total Provision	$-	0.00%	$-	0.00%

PROPANC HEALTH GROUP CORPORATION
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's net deferred income taxes are as follows:

	June 30,	June 30,
	2010	2009
Current Deferred Tax Assets
Provision for annual leave	$6,323	$4,191
Total Current Deferred Tax Assets	$6,323	$4,191

Current Deferred Tax Liabilities
Prepaid expenses	$(5,095)	$-
Prepaid insurance	(1,193)	-
Accounts Payable/trade creditors	(42,162)	-
Total Current Deferred Tax Liabilities	$(48,450)	$-

Non-Current Deferred Tax Assets
Net Operating Loss Carryover	$348,227	$200,820
Capital Raising Costs	25,805	18,772
Legal Costs	20,673	14,595
Intellectual Property	12,881	6,911
Formation Expense	7,895	7,529
Foreign Exchange Loss (OCI)	30,176	15,961
Total Non-Current Deferred Tax Assets	445,657	264,588
Deferred Tax Valuation Allowance	(403,530)	(268,779)
Total Non-Current Deferred Tax Assets	$42,127	$(4,191)

Total Deferred Tax Assets (Net)	$-	$-

Management has determined that the realization of the net deferred tax asset is not assured and has created a valuation allowance for the entire amount of such benefits.

The Company follows ASC 740-10, which provides guidance for the recognition and measurement of certain tax positions in an enterprise’s financial statements.  Recognition involves a determination whether it is more likely than not that a tax position will be sustained upon examination with the presumption that the tax position will be examined by the appropriate taxing authority having full knowledge of all relevant information.

PROPANC HEALTH GROUP CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

The Company’s policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the statement of operations.  As of June 30, 2010, the Company had no unrecognized tax benefits.  There were no changes in the Company’s unrecognized tax benefits during the year ended June 30, 2010.  The Company did not recognize any interest or penalties during 2009 related to unrecognized tax benefits.

The income tax returns filed for the tax years ending on June 30, 2010, 2009, and 2008 will be subject to examination by the relevant taxing authorities.

NOTE 8 – STOCKHOLDERS’ EQUITY (DEFICIT)

On August 3, 2009, the Company’s Board of Directors approved a 20,520:1 stock split. The share and per share amounts in the accompanying financial statements and footnotes, have been retroactively adjusted for all periods presented. Additionally, in connection with the recapitalization as described in Note 1, all share and per share data has been retroactively adjusted for all periods presented to adjust for the new common stock par value of $0.001 and for the new legal titles of capital stock.

On December 21, 2007, the Company issued 19,083,600 shares of common stock for cash to the founders of the Company. Total proceeds received were $9.

On May 8, 2008, the Company issued 21,956,400 shares of its common stock for cash to the founders of the Company. Total proceeds received were $9.

From November 2007 through June 2008, a director of the Company contributed $495,665 in cash to the Company.

On June 2, 2009, the Company issued 10,260,000 shares of its common stock for cash to the founders of the Company.  Total proceeds received were $4.

On May 13, 2010, $534,856 of accrued interest and loans from directors were converted into 3,305,615 shares of the Company’s common stock.  See Note 6.  The shares were to be convertible at the same price as the first cash subscriber of common stock which was $0.16 per share as described below.  Based on an immaterial difference in the conversion formula, the director shares were converted at other prices immaterially different from the stipulated conversion price. The difference in the conversion price when compared to the fair market value of the common stock resulted in the Company charging what would have been recorded as a gain of $9,252, to additional paid in capital due to the related party nature of the transaction.

On May 13 and 19, 2010, the Company sold 583,334 shares of common stock to third party subscribers at $0.16 per share.  The Company received proceeds of $91,810 from the sale of the stock.

On May 13, 2010, the Company issued 1,092,112 shares of common stock for prior services rendered.  The shares were valued at the most recent cash sales price of $0.16 resulting in a non-cash charge to operations of $176,705.

On May 13, 2010, an officer and director of the Company transferred 1,855,487 of his own personal shares to the a third party in exchange for services rendered.  As a result of the exchange, the Company recorded a non-cash charge to operations of $299,737 based on the fair market value of the common stock exchanged which was $0.16 per share as evidenced by recent cash sales.

PROPANC HEALTH GROUP CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

NOTE 9 – COMMITMENTS AND CONTINGIENCIES

Legal Matters

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  As of June 30, 2010 and 2009, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations.

Operating Agreements

In November 2009, the Company entered into a commercialization agreement whereby the Company agreed to pay royalties of 2% of net revenues.  Additionally, the Company agreed to pay 5% of each and every license agreement subscribed for.  The contact is cancellable at anytime by either party.  To date, no amounts are owed under the agreement.

In June 2010, the Company entered into an amended service agreement with a vendor for the vendor to perform preclinical services. The Company committed to a fee of $135,447, of which the company prepaid $16,984 which is reflected in other assets at June 30, 2010.  All services were completed subsequent to June 30, 2010.

Operating Leases

On May 30, 2008, the Company entered into an office lease agreement commencing June 1, 2008 through November 30, 2008.  Monthly rent under this agreement was $1,147 per month and the Company was required to submit a refundable deposit in the amount of $2,910.  In February 2009, the same landlord and the Company agreed to new lease terms on a month to month basis with monthly rent being $1,251.  In September 2009, at a new location, the Company entered into month to month lease agreement with monthly rent being $849.

Rent expense for the years ended June 30, 2010 and 2009 were $12,061 and $14,466 respectively.

NOTE 10 – RELATED PARTY TRANSACTIONS

Propanc Health Group Corporation conducted transactions during the financial years ended June 30, 2010, 2009 and 2008 with director and director related entities. These transactions included the following:

As of June 30, 2010 and 2009, the Company owed certain directors a total of $75,579 and $303,690 respectively, for money lent to the Company throughout the years.  Additionally, the Company owed $59,093 of interest due under these interest bearing loans payable as of June 30, 2009.  The loan balance owed at June 30, 2010 was not accruing interest.

From Inception of development stage through June 30, 2009, the Company issued 51,300,000 shares of common stock to its directors for cash.  See Note 8.

PROPANC HEALTH GROUP CORPORATION
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

In March 2008, the company entered into a distribution agreement with a related party company controlled by a Director. As a result, the Company sold product to this related party and recorded $28,317 and $2,657 in revenue for the years ended June 30, 2008 and 2009 respectively.

As of June 30, 2010 and 2009, the Company owed two directors a total of $53,222 and $50,751, respectively, related to expenses incurred on behalf of the Company related to corporate startup costs and intellectual property.

On May 13, 2010, $534,856 of accrued interest and loans from directors were converted into 3,305,615 shares of the Company’s common stock. See Note 8.

On May 13, 2010, an officer and director of the Company transferred 1,855,487 of his own personal shares to the a third party in exchange for services rendered. See Note 8.

NOTE 11 – CONCENTRATIONS AND RISKS

Concentration of Credit Risk

The Company maintains its cash in bank and financial institution deposits in Australia.  Bank deposits in Australian banks are uninsured. The Company has not experienced any losses in such accounts through June 30, 2010.

Financing Concentration

From Inception through May 13, 2010, the Company had been solely financed by its officers and directors.

Receivable Concentration

As of June 30, 2010 and 2009, the company's receivables were 100% related to reimbursements on GST taxes paid.

Vendor Concentration

As of June 30, 2010, there were two significant vendors that the Company relies upon to conduct its research and development. Both vendors provide services to the Company which can be replaced by alternative vendors should the need arise.

Revenue Concentration

Since inception, 100% of the revenues generated have been with one customer who is also considered a related party.

Product and Patent Concentration

As of June 30, 2010 the Company was undertaking preclinical activities for their lead product.  The Company was also undertaking research to uncover the mechanism of action of their lead product in order to screen new compounds  for development.

PROPANC HEALTH GROUP CORPORATION
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

The Company has recently been expanded by the filing of an international PCT patent application (No. PCT/AU2010/001403) directed to enhanced proenzyme formulations and combination therapies.  The international PCT application has been based on previous provisional patent applications capturing the Company’s ongoing research and development in this area.

Further provisional patent filings are also expected to be filed to capture and protect additional patentable subject matter that is identified, namely further enhanced formulations, combination treatments, use of recombinant products, modes of action and molecular targets.

Market Price Risk

Market price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest rate risk or currency risk).

The Company does not have a material exposure to market price risk at this time.

Credit Risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation.

The maximum exposure to credit risk, excluding the value of any collateral or other security, at balance sheet date of recognized financial assets is the carrying amount of those assets, net of any provisions for impairment of those assets, as disclosed in the balance sheet and notes to financial statement.

The Company does not have any material credit risk exposure to any single debtor or group of debtors under financial instruments entered into by the Company.

NOTE 12 – SUBSEQUENT EVENTS

Subsequent to June 30, 2010, the Company paid a 10% commission to a third party for introducing investors by issuing 139,400 shares of common stock value at $0.16 per share based on subsequent cash sales.  There was no financial statement accounting effect for the issuance of the stock as the value has been fully charged to Additional Paid-in-Capital as an offering cost against the offering proceeds. This third party is not a licensed broker-dealer.  The services provided could be deemed to be required to be provided only by a licensed broker-dealer.  In such event, investors would be entitled to rescind their investment, and the Company would be required to refund their proceeds.

PROPANC HEALTH GROUP CORPORATION
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2010 and 2009

In August 2010, the Company engaged the services of a third party for the purposes of consulting with the Company regarding completing an S-1 Registration Statement, investor relations, conducting a company valuation, listing on the Over The Counter (OTC) markets in the United States of America and with making introductions to prospective investors.  The term of the agreement is for one year.  As compensation for services under this agreement, the Company paid a cash fee of $300,000 and would issue at a later vesting date, to be determined, the equivalent of 3,333,333 unrestricted shares of common stock which were valued at the most recent Company cash sales price per-share of $0.16 or $546,900 (to be revalued at each reporting date through the measurement date) to be recognized as expense, pro-rata, over the term of the agreement.  The cash fee was recorded as a prepaid asset  to be amortized over the term of the agreement.  Another approximately 3.9 million shares were also contingently due at a later date.

In September 2010, the Company entered into a one-year agreement with the same third party consultant, discussed above, which related to potential acquisitions under the terms of the agreement, the Company is to pay $467,000(USD) in non-refundable fees of which $400,000 (USD) will be held by the consultant to be used as due diligence fees and possibly as cash down payments on acquisitions of companies.  Since the agreement is not specific as to the allocation of the $400,000 between due diligence fees and acquisition deposits, the Company has recoded the entire $467,000 as a prepaid asset and is amortizing this amount over the one-year term of the agreement through September 2011.

These August and September 2010 agreements described above were terminated by the Company on June 6, 2011 and accordingly, none of the shares vested and expense recognition related to the shares ceased on that date.  The remaining unamortized portion of the prepaid cash fees were charged to operations.

On November 15, 2010, the Company entered into an agreement where it agreed to pay a success fee equal to 1% of the shares held in the Company should an enhanced formula be adopted by the Company.  Additionally, the Company agreed to issue 640,599 shares of common stock to the consultant for services rendered valued at $0.18 per share, based on subsequent cash sales prices, and recorded approximately $115,000 in expense.

During the period from June 1, 2010 through April 22, 2011, the Company sold 7,639,465 shares of common stock between $0.16 and $0.18 per share for gross proceeds of $1,283,130.

In May 2011, the Company entered into an agreement with a consultant whereby the consultant would provide acquisition services and be paid Success Fees in cash and equity based upon a stipulated percentage of the transaction price.

In June 2011, the Company entered into an agreement with a third party consultant where, upon filing of the Company’s registration statement, the consultant would be entitled to the issuance of 7,216,365 unrestricted shares of the Company’s common stock.  Such shares will be initially valued on the agreement date and revalued at each reporting date with such value being recognized as expense, pro-rata over the term of the agreement and revalued on the final vesting date which is the measurement date.

PROPANC HEALTH GROUP CORPORATION
(A Development Stage Company)
BALANCE SHEETS

	March 31, 2011	June 30, 2010
	Consolidated unaudited
ASSETS

CURRENT ASSETS:
Cash	$54	$528
GST tax receivable	2,608	18,456
Prepaids and other current assets	368,108	20,961

TOTAL CURRENT ASSETS	370,770	39,945

Property and Equipment, net	7,020	3,917
Patent Costs	26,824	-

TOTAL ASSETS	$404,614	$43,862

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Bank Overdraft Liability	$136	$-
Accounts payable	90,863	42,215
Accrued expenses and other payables	13,691	38,673
Due to directors - related parties	64,620	53,222
Loans from directors - related parties	76,301	75,579
Employee benefit liability	37,491	21,076

TOTAL CURRENT LIABILITIES	283,102	230,765

Commitments and Contingencies (See Note 7)

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, $0.01 par value;10,000,000 shares
authorized; zero shares issued and outstanding as of
March 31, 2011 and June 30, 2010, respectively	-	-
Common stock, $0.001 par value;100,000,000 shares
authorized; 64,700,525 and 56,281,061 shares issued and
outstanding as of March 31, 2011 and June 30, 2010, respectively	64,700	56,281
Additional Paid-in Capital	3,286,851	1,551,766
Accumulated other comprehensive income (loss)	(37,383)	(100,587)
Deficit accumulated during development stage	(3,192,656)	(1,694,363)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	121,512	(186,903)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$404,614	$43,862

The accompanying unaudited notes are an integral part of these unaudited consolidated financial statements.

 PROPANC HEALTH GROUP CORPORATION
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE NINE MONTHS ENDED MARCH 31, 2011 AND 2010,
AND FOR THE PERIOD OCTOBER 15, 2007 (INCEPTION) TO MARCH 31, 2011
(unaudited)

			For the period from
			October 15,
	For the Nine Months Ended		2007 (Inception)
	March 31,		to March 31,
	2011	2010	2011
	unaudited	unaudited	unaudited
REVENUE
Royalty revenue - related party	$-	$-	$30,974

OPERATING EXPENSES
Administration expenses	1,208,412	156,970	2,485,182
Occupancy expenses	8,739	9,186	40,520
Research and development	362,585	24,384	614,852
TOTAL OPERATING EXPENSES	1,579,736	190,540	3,140,554

LOSS FROM OPERATIONS	(1,579,736)	(190,540)	(3,109,580)

OTHER INCOME (EXPENSE)
Interest expense	-	(103,722)	(171,196)
Interest income	428	64	8,853
Foreign currency transaction gain (loss)	(1,530)	324	(3,278)
TOTAL OTHER INCOME (EXPENSE)	(1,102)	(103,334)	(165,621)

LOSS BEFORE INCOME TAXES	(1,580,838)	(293,874)	(3,275,201)

INCOME TAX BENEFIT	82,545	-	82,545

NET LOSS	(1,498,293)	(293,874)	(3,192,656)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation	63,204	(138,644)	(37,383)

COMPREHENSIVE LOSS	$(1,435,089)	$(432,518)	$(3,230,039)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.02)	$(0.01)	$(0.08)

BASIC AND DILUTED WEIGHTED
AVERAGE SHARES OUTSTANDING	62,238,581	51,300,000	41,374,601

The accompanying unaudited notes are an integral part of these unaudited consolidated financial statements.

PROPANC HEALTH GROUP CORPORATION
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED MARCH 31, 2011 AND 2010,
AND FOR THE PERIOD OCTOBER 15, 2007 (INCEPTION) TO MARCH 31, 2011
(unaudited)

	For the Nine Months		For the Period from
	Ended March 31,		October 15, 2007 (Inception)
	2011	2010	to March 31, 2011
	unaudited	unaudited	unaudited
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(1,498,293)	$(293,874)	$(3,192,656)
Adjustments to Reconcile Net loss to Net Cash Used in Operating Activities:
Issuance of common stock for services	113,474	-	290,179
Stock based consulting expenses	351,875	-	351,875
Officer shares contributed to third party consultant	-	-	299,737
Depreciation expense	1,304	1,300	7,804
Changes in Assets and Liabilities:
Accounts receivable	-	-	(664)
GST receivable	18,534	2,201	(862)
Prepaid and other assets	(320,725)	3,019	(342,644)
Accounts payable	37,070	6,102	80,159
Provision for annual leave	11,139	2,859	32,067
Accrued expenses	(31,139)	27,886	17,292
Accrued interest	-	103,721	183,817

NET CASH USED IN OPERATING ACTIVITIES	(1,316,761)	(146,786)	(2,273,896)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capitalized patent costs	(25,107)	-	(25,107)
Purchase of equipment	(3,421)	-	(14,701)

NET CASH USED IN INVESTING ACTIVITIES	(28,528)	-	(39,808)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock	1,283,130	-	1,374,940
Contributed capital	-	-	495,665
Subscription receivable - related party	-	-	22
Related party expenses paid on behalf of company	-	-	57,262
Bank Overdraft	127	-	127
Advance on common stock subscription	-	48,450	-
Repayment of loan payable to principal stockholder	(14,477)	-	(14,477)
Loan payable to principal stockholder	-	87,209	369,174

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,268,780	135,659	2,282,713

Effect of exchange rate changes on cash	76,035	2,017	31,045

NET INCREASE (DECREASE) IN CASH	(474)	(9,110)	54

CASH AT BEGINNING OF PERIOD	528	18,507	-

CASH AT END OF PERIOD	$54	$9,397	$54

Supplemental Disclosure of Cash Flow Information

Cash paid during the period:
Interest	$-	$-	$-
Income Tax	$-	$-	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities

Conversion of notes payable to common stock	$-	$-	$341,208
Conversion of accrued interest to common stock	$-	$-	$193,648
Gain on related party debt conversion	$-	$-	$9,252

The accompanying unaudited notes are an integral part of these unaudited consolidated financial statements.

PROPANC HEALTH GROUP CORPORATION
(A Development Stage Company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2011
(unaudited)

NOTE 1 – NATURE OF BUSINESS, BASIS OF PRESENTAION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business
Propanc Health Group Corporation, formerly Propanc PTY LTD, ("The Company", "we", "us", "our") is a development stage enterprise. Propanc Pty Ltd was incorporated in Melbourne, Victoria Australia on October 15, 2007 and is based in Richmond, Victoria Australia. Since inception, substantially all of the efforts of the Company have been the developing and marketing of new cancer treatments targeting high risk patients who need a follow up, non toxic, long term therapy which prevents the cancer from returning and spreading. The Company is in the development stage and has begun raising capital, financial planning, establishing sources of supply, and acquiring property and equipment. The Company anticipates establishing global markets for its technologies.

On November 23, 2010, Propanc Health Group Corporation was incorporated in the state of Delaware. In January 2011, Propanc Health Group Corporation acquired all of the outstanding shares of Propanc PTY LTD on a one-for-one basis making it a wholly-owned subsidiary.  All share and per share data in the accompanying financial statements has been retroactively adjusted for this recapitalization giving effect to a share par value of $0.001.

Basis of Presentation
The Company is presented as in the development stage from October 15, 2007 (Inception) through March 31, 2011.

The interim consolidated financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States of America, and pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of the Company’s management, all adjustments (consisting of normal recurring adjustments and reclassifications and non-recurring adjustments) necessary to present fairly our consolidated results of operations and cash flows for the nine months ended March 31, 2011 and 2010 and our consolidated financial position as of March 31, 2011  have been made.  The results of operations for such interim periods are not necessarily indicative of the operating results to be expected for the full year.

Certain information and disclosures normally included in the notes to the annual financial statements have been condensed or omitted from these interim unaudited consolidated financial statements.  Accordingly, these interim unaudited consolidated financial statements should be read in conjunction with the financial statements and notes thereto for the fiscal year ended June 30, 2010.  The June 30, 2010 balance sheet is derived from those statements.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates. Significant estimates in the accompanying unaudited financial statements include the estimates of depreciable lives and valuation of property and equipment, allowance for uncollectable receivables, valuation of equity based instruments issued for other than cash, the valuation allowance on deferred tax assets and foreign currency translation due to certain average exchange rates applied in lieu of spot rates on translation dates.

PROPANC HEALTH GROUP CORPORATION
(A Development Stage Company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2011
(unaudited)

Principals of Consolidation
The unaudited consolidated financial statements include the accounts of Propanc Health Group Corporation and its wholly-owned subsidiary, Propanc PTY LTD. All significant inter-company balances and transactions have been eliminated in consolidation.

Foreign Currency Translation and Comprehensive Income (Loss)
The Company’s functional currency is the Australian dollar (AUS). For financial reporting purposes, the Australian dollar has been translated into United States dollars ($) and/or USD as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Equity Transactions are translated at each historical transaction dates spot rate. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity (deficit) as “accumulated other comprehensive income (loss).” Gains and losses resulting from foreign currency transactions are included in the statement of operations and comprehensive loss as other income (expense). There has been no significant fluctuations in the exchange rate for the conversion of Australian dollars to USD after the balance sheet date.

Comprehensive income from inception, through March 31, 2011 included foreign currency translation gain (loss).

Fair Value of Financial Instruments and Fair Value Measurements

We measure our financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash and cash equivalents, accounts and other receivables, accounts payable and accrued and other liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for notes payable, also approximate fair value because current interest rates available to us for debt with similar terms and maturities are substantially the same.

We adopted accounting guidance for fair value measurements of financial assets and liabilities. The adoption did not have a material impact on our results of operations, financial position or liquidity. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Cash and Cash Equivalents
Cash and cash equivalents include cash on hand and at banks, short-term deposits with an original maturity of three months or less held at call with financial institutions, and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities on the balance sheets.  There were no cash equivalents as of March 31, 2011.

PROPANC HEALTH GROUP CORPORATION
(A Development Stage Company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
(unaudited)

Australian Goods and Services Tax (GST)
Revenues, expenses and assets are recognized net of the amount of GST. The GST incurred is payable on Revenues to, and recoverable on purchases from, the Australian Taxation Office. Receivables and payables in the balance sheets are shown inclusive of GST.

Cash flows are presented in the statements of cash flow on a gross basis, except for the GST component of investing and financing activities, which are disclosed as operating cash flows.

As of March 31, 2011 the company was owed $2,608 from the Australian Taxation Office. These amounts were fully collected subsequent to the balance sheet reporting dates.

Research and Development Tax Credits
The Company may apply for Research and Development tax concessions with the Australian Taxation Office on an annual basis.  Although the amount is possible to estimate at year end, the Australian Taxation Office may reject or materially alter the claim amount. Accordingly, the Company does not recognize the benefit of the claim amount until cash receipt since collectability is not certain until such time.  The  tax concession is a refundable credit.  If the Company has net income then the Company can receive the credit which reduces its income tax liability.  If the Company has net losses then the Company may still receive a cash payment for the credit, however, the Company's net operating loss carryforwards are reduced by the gross equivalent loss that would produce the credit amount when the income tax rate is applied to that gross amount.  The concession is recognized as an income tax benefit, in operations, upon receipt.

During the nine months ended March 31, 2011, the Company applied for and received from the Australian Taxation Office a Research and Development Tax credit in the amount of $82,545 which is reflected as an income tax benefit in the accompanying consolidated statement of operations and comprehensive loss.

NOTE 2 – GOING CONCERN

The accompanying unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  For the nine months ended March 31, 2011, the Company had a net loss of $1,498,293, and net cash used in operations of $1,316,761. Additionally, as of March 31, 2011, the company had a deficit accumulated during development stage of $3,192,656. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The unaudited consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

The Company is in the development stage at March 31, 2011 and has been since its October 15, 2007 inception. Successful completion of the Company’s development program and, ultimately, the attainment of profitable operations are dependent upon future events, including obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company’s cost structure. However, there can be no assurances that the Company will be able to secure additional equity investment or achieve an adequate sales level. The Company has engaged a third party to assist and facilitate raising capital.

PROPANC HEALTH GROUP CORPORATION
(A Development Stage Company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
(unaudited)

NOTE 3 – PREPAIDS AND OTHER CURRENT ASSETS

Prepaid and other current assets consisted of the following at March 31, 2011.

Prepaid market/acquisition research services	$272,627
Prepaid investor relations services	94,692
Other current asset	789
Total Prepaid and other current assets	$368,108

In August 2010, and in accordance with a one-year third party consulting agreement, the Company paid $300,000 for investor relations services.  The cash payment is being amortized over the one-year term of the agreement and the prepaid balance was $94,692, at March 31, 2011.  See Note 9.

In September 2010, the Company entered into an agreement with a third party consultant related to potential acquisitions and market research. Under the terms of the agreement, the Company agreed to pay $467,000.  The fees are being amortized over the one-year term of the agreement of which $272,627 remains unamortized as a prepaid expense as of March 31, 2011.  See Note 9.

NOTE 4 – DUE TO DIRECTORS - RELATED PARTY

Due to directors - related party represents unsecured advances made by the directors for operating expenses on behalf of the Company such as intellectual property and formation expenses. The expenses were paid for on behalf of the Company and are due upon demand.  The Company is currently not being charged interest under these advances. The total amount owed these directors at March 31, 2011, is $64,620.

NOTE 5 – LOAN FROM DIRECTORS - RELATED PARTY

The Company received proceeds from a director during fiscal 2010.  These advances are non-interest bearing and due on demand.  The total amount owed the director at March 31, 2011 is $76,301 net of a $14,477 repayment which occurred during the nine months ended March 31, 2011.

NOTE 6 – STOCKHOLDERS’ EQUITY

For the nine months ended March 31, 2011 the Company sold 7,639,465 shares of common stock to third party subscribers at translated prices between $0.16 and $0.18. The Company received gross proceeds of $1,283,130 from the sales.

In August 2010, and in accordance with a one-year third party consulting agreement, the Company is to issue, at a later vesting date, to be determined, the equivalent of 3,333,333 unrestricted shares of common stock which were valued at the most recent cash sales proce per-share of $0.16 or $546,900 (to be revalued at each reporting date through the measurement date), which is being recognized as expense, pro-rata over the term of the agreement.  Amortization through March 31, 2011 was $351,875. See Note 9.

In November 2010, the Company issued 139,400 shares for offering costs related to the above stock issuances.  There was no financial statement accounting effect for the issuance of the stock as the value has been fully charged to Additional Paid-in-Capital as an offering cost against the offering proceeds.

In November 2010, the Company issued 640,599 shares of common stock for prior services rendered. The shares were valued at the most recent cash sales price of $0.18 resulting in a non-cash charge to operations of $113,474.

PROPANC HEALTH GROUP CORPORATION
(A Development Stage Company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
(unaudited)

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  As of March 31, 2011, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations.

Operating Agreements

In November 2009, the Company entered into a commercialization agreement whereby the Company agreed to pay royalties of 2% of net revenues.  Additionally, the Company agreed to pay 5% of each and every license agreement subscribed for.  The contact is cancellable at anytime by either party.  To date, no amounts are owed under the agreement.

NOTE 8 – RELATED PARTY TRANSACTIONS

As of March 31, 2011, the Company owed certain directors a total of $76,301 for money lent to the Company throughout the years.  During the nine months ended March 31, 2011, the Company made a payment to the director of $14,477 to pay down the balance. The loan balance owed at March 31, 2011 was not accruing interest.

As of March 31, 2011, the Company owed two directors a total of $64,620 related to expenses incurred on behalf of the Company related to corporate startup costs and intellectual property.

NOTE 9 – CONCENTRATIONS AND RISKS

Concentration of credit risk
The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through  March 31, 2011.

Receivable Concentration
As of March 31, 2011, the company's receivables were 100% related to reimbursements on GST taxes paid.

Product and Patent Concentration
As of March 31, 2011 the Company was undertaking preclinical activities for their lead product. The Company was also undertaking research to uncover the mechanism of action of their lead product in order to screen new compounds for development.

The Company has recently been expanding by the filing of an international PCT patent application (No. PCT/AU2010/001403) directed to enhanced proenzymes formulations and combination therapies. The international PCT application has been based on previous provisional patent applications capturing the Company’s ongoing research and development in this area.

Further provisional patent filings are also expected to be filed to capture and protect additional patentable subject matter that is identified, namely further enhanced formulations, combination treatments, use of recombinant product, modes of action and molecular targets.

PROPANC HEALTH GROUP CORPORATION
(A Development Stage Company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
(unaudited)

NOTE 10 – SUBSEQUENT EVENTS

The August 2010 and September 2010 agreement described in Notes 3 and 6 were terminated by the Company on June 6, 2011 and accordingly, none of the shares discussed in Note 6 vested and expense recognition related to the shares ceased on that date.  The remaining unamortized portion of the prepaid cash fees disclosed in Note 3 were charged to operations upon the termination of the contract.

In May 2011, the Company entered into an agreement with a consultant whereby the consultant would provide acquisition services and be paid Success Fees in cash and equity based upon a stipulated percentage of the transaction price.

In June 2011, the Company entered into an agreement with a third party consultant where, upon filing of the Company’s registration statement, the consultant would be entitled to the issuance of 7,216,365 unrestricted shares of the Company’s common stock.  Such shares will be initially valued on the agreement date and revalued at each reporting date with such value being recognized as expense, pro-rata over the term of the agreement and revalued on the final vesting date which is the measurement date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder.  No expenses shall be borne by the selling shareholder.  All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$3,375.58
Printing expenses*	$2,000.00
Accounting fees and expenses*	$40,000.00
Legal fees and expenses*	$25,000.00
Blue sky fees*	$5,000.00
Miscellaneous*	$5,000.00
Total*	$80,375.58
* Estimate

Indemnification of Directors and Officers.

Our certificate of incorporation provides that none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	For any breach of the director's duty of loyalty to us or our shareholders;

●	For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

●	Under Section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or

●	For any transaction from which the director derives an improper personal benefit.

These provisions eliminate our rights and those of our shareholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our shareholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is or is threatened to be made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our shareholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. We have provided for this indemnification in our Certificate of Incorporation because we believe that it is important to attract qualified directors and officers. We have also entered into Indemnification Agreements with our directors and officers which agreements are designed to indemnify them to the fullest extent permissible by law, subject to one limitation described in the next sentence. We have further provided in our Certificate of Incorporation that no indemnification shall be available, whether pursuant to our Certificate of Incorporation or otherwise, arising from any lawsuit or proceeding in which we assert a direct claim, as opposed to a shareholders’ derivative action, against any directors and officers. This limitation is designed to insure that if we sue a director or officer we do not have to pay for his defense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Propanc pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Recent Sales of Unregistered Securities.

All of the sales below were made in reliance on the exemption provided in Regulation S or Section 4(2) of the Securities Act and Rule 506 thereunder.  In connection with the sales under Regulation S, these securities were issued in offshore transactions to persons who are not U.S. Persons as defined by Regulation S under the Securities Act of 1933 and there were no directed selling efforts made in the United States.  In connection with the sale under Section 4(2) of the Securities Act, the sales were made to accredited investors and there was no general solicitation.

On January 29, 2011, we issued 64,700,525 shares of our common stock to Propanc Pty Ltd shareholders in exchange for 100% of the shares of Propanc Pty Ltd common stock.  Of these shares, 20% are being registered under this registration statement.

Exhibits and Financial Statement Schedules.

		Incorporated by Reference			Filed or Furnished
Exhibit No.	Exhibit Description	Form	Date	Number	Herewith

3.1	Certificate of Incorporation				Filed
3.2	Bylaws				Filed
4.1	Specimen Stock Certificate+
5.1	Opinion of Gersten Savage LLP				Filed
10.1	Employment Agreement				Filed
10.2	Exchange Offer Term Sheet				Filed
10.3	Exchange Offer Registration Rights Agreement				Filed
10.4	Exchange Offer Subscription Agreement				Filed
10.5	University of Bath Joint Commercialization Agreement				Filed
10.6	Business Consulting and Listing Agreement with Jersey Fortress Capital Partners, LLC				Filed
10.7	Business Consulting and Acquisition Agreement with Jersey Fortress Capital Partners, LLC				Filed
10.8	Consulting Agreement with Consulting for Strategic Growth I, Ltd.				Filed
21.1	List of Subsidiaries				Filed
23.1	Consent of Salberg & Company, PA				Filed
23.2	Consent of Gersten Savage LLP*				Filed
___________________
+    To be filed by amendment.
*    Contained in Exhibit 5.1.

 Undertakings

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Richmond, Australia, on June 23, 2011.

PROPANC HEALTH GROUP CORPORATION

By:	/s/ James Nathanielsz
James Nathanielsz
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ James Nathanielsz	Principal Executive Officer and Director	June 23, 2011
James Nathanielsz

/s/ James Nathanielsz	Chief Financial Officer (Principal Financial Officer) and Chief Accounting Officer	June 23, 2011
James Nathanielsz	(Principal Accounting Officer)

/s/ Dr. Douglas G. Mitchell	President and Chairman of the Board	June 23, 2011
Dr. Douglas G. Mitchell

/s/ Dr. Julian Kenyon	Director	June 23, 2011
Dr. Julian Kenyon

EXHIBIT INDEX

		Incorporated by Reference			Filed or Furnished
Exhibit No.	Exhibit Description	Form	Date	Number	Herewith

3.1	Certificate of Incorporation				Filed
3.2	Bylaws				Filed
4.1	Specimen Stock Certificate+
5.1	Opinion of Gersten Savage LLP				Filed
10.1	Employment Agreement				Filed
10.2	Exchange Offer Term Sheet				Filed
10.3	Exchange Offer Registration Rights Agreement				Filed
10.4	Exchange Offer Subscription Agreement				Filed
10.5	University of Bath Joint Commercialization Agreement				Filed
10.6	Business Consulting and Listing Agreement with Jersey Fortress Capital Partners, LLC				Filed
10.7	Business Consulting and Acquisition Agreement with Jersey Fortress Capital Partners, LLC				Filed
10.8	Consulting Agreement with Consulting for Strategic Growth I, Ltd.				Filed
21.1	List of Subsidiaries				Filed
23.1	Consent of Salberg & Company, PA				Filed
23.2	Consent of Gersten Savage LLP**				Filed
___________________
+    To be filed by amendment.
*    Contained in Exhibit 5.1.